UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to §240.14a-12
CADIZ INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how is was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CADIZ INC.
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 14, 2013

To our Stockholders:

    The annual meeting of stockholders of Cadiz Inc., a Delaware corporation, will be held at the law offices of Theodora Oringher PC, located at 10880 Wilshire Boulevard, Suite 1700, Los Angeles, CA  90024, on Thursday, November 14, 2013, at 11 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1)	The election of nine members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors shall have been elected and qualified;

(2)	Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2013;

(3)	The approval of the Cadiz Inc. 2013 Equity Incentive Plan;

(4)
The approval, for purposes of complying with Nasdaq Listing Rule 5635(b), of the issuance of the Company’s common stock upon conversion of outstanding Convertible Notes in excess of 19.99% of the total number of shares of the Company’s common stock outstanding as of the date the Convertible Notes were issued (the “Regulatory Cap”);

(5)	The approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

(6)	The transaction of such other business as may properly come before the meeting and any adjournments thereof.

    The accompanying proxy statement contains a more complete description of these proposals.

    Only stockholders of record at the close of business on September 23, 2013, are entitled to notice of and to vote at the annual meeting.  In order to constitute a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding voting shares of our common stock must be present in person or be represented by proxy.

    Whether or not you expect to attend the annual meeting in person, please either vote your shares via Internet, by phone (detailed instructions are included on the proxy card) or date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible.  The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Timothy J. Shaheen
Secretary

Los Angeles, California
October 7, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 14, 2013.

Our proxy statement and the 2012 annual report to stockholders are available at http://www.cstproxy.com/cadiz/2013

CADIZ INC.
Annual Meeting of Stockholders

CADIZ INC.
550 S. Hope Street, Suite 2850
Los Angeles, California 90071

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 14, 2013

INFORMATION ABOUT SOLICITATION AND VOTING

    The Board of Directors of Cadiz Inc. ( “the Company”) is soliciting proxies to be voted at the annual meeting of our stockholders to be held on Thursday, November 14, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement contains information that may help you decide how to vote.  These proxy materials were mailed on or about October 14 , 2013, to all stockholders of record.

    The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended, including audited financial statements, is being mailed to you with this proxy statement.

Record Date, Voting Securities and Quorum

    The Board of Directors has fixed the close of business on September 23, 2013, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting.

    On the record date, 15,452,756 shares of the Company’s common stock were outstanding.  Holders of common stock are entitled to one vote per share.  Only stockholders of record at the close of business on the record date will be entitled to vote.

    The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1).  An affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for ratification of the Company’s independent registered public accounting firm (Proposal 2), approval of the Cadiz Inc. 2013 Equity Incentive Plan (Proposal 3) and approval of the issuance of our common stock upon the conversion of $53.5 million in convertible notes in excess of 19.99% of the total number of shares of our common stock outstanding at the time such notes were issued (Proposal 4).  The affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is also required for passage of the non-binding advisory resolution approving the compensation of the Company’s name executive officers (Proposal 5).  While the vote on Proposal 5 is advisory, and will not be binding on the Company or our Board of Directors, the Board of Directors will review the results of the voting on this resolution and take them into consideration when making future decisions regarding executive compensation as we have already done in this and previous years.

    If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy.  If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposals.  If you do not return a signed proxy, or submit your vote via Internet or by phone, then your shares will not be voted unless you attend the meeting and vote in person.

    To have a quorum, holders of a majority of all shares of voting stock outstanding on the record date must be present at the meeting, either in person or by proxy.  Abstentions and "broker non-votes" - shares held by brokerage firms for their clients as to which the firms have not received voting instructions from their clients and therefore do not have the authority to vote - will be counted for purposes of determining a quorum, but will be treated as neither a vote "for" nor a vote "against" the proposals.  However, because Proposals 2, 3, 4 and 5 require a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal to pass, an abstention, because it is not a vote “for”, will have the effect of a negative vote with respect to these Proposals and could cause these Proposals not to pass.

    Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote (Proposal 1).  Brokers are also not authorized to vote your shares on Proposals 3, 4 or 5.The Company encourages you to provide instructions to your broker regarding the voting of your shares.

Revocability of Proxies

    You may revoke a proxy any time before the voting begins in any of the following ways:

    *  By giving written notice to the Company’s corporate secretary;

    *  By signing and delivering a later dated proxy; or

    *  By attending and voting in person at the meeting.

Cost of Solicitation

    The Company is paying the expenses of this solicitation.  If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions.  In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

PROPOSAL 1

ELECTION OF DIRECTORS

    The Board of Directors has nominated the nine persons listed below for election at the annual meeting to serve as directors for a term expiring at the 2014 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

    Keith Brackpool
    Stephen E. Courter
    Geoffrey Grant
    Winston H. Hickox
    Murray H. Hutchison
    Raymond J. Pacini
    Bryant R. Riley
    Timothy J. Shaheen
    Scott S. Slater

    Each of the nominees currently serves as a director and has agreed to serve as such for another term if elected.  The Board has reviewed the background of the nominees, as set out on the following page, and has determined to nominate each of the current Directors for re-election .  Following the 2012 annual meeting, the Board contained a vacancy which was filled by the Board in April 2013 when Bryant R. Riley was named to the position.  Proxies may not be voted for a greater number of persons than nine, representing the number of nominees named in this proxy statement.

    The Board believes that each nominee has valuable individual skills and experience that, taken together, provides it with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a resource development enterprise like ours.  As indicated in the following biographies, the nominees have extensive and diverse experience in a variety of fields, including water policy (Mr. Brackpool, Mr. Slater and Mr. Shaheen), real estate development (Mr. Hutchison, Mr. Pacini, and Mr. Hickox), environmental stewardship (Mr. Hutchison and Mr. Hickox), agricultural development (Mr. Brackpool and Mr. Shaheen), capital raising (Mr. Brackpool, Mr. Pacini, Mr. Riley and Mr. Grant), public accounting (Mr. Pacini, Mr. Shaheen and Mr. Courter), and academia (Mr. Courter and Mr. Slater).

    The Board also believes that, as indicated in the biographies, the nominees have demonstrated significant leadership skills as a chief executive officer (Mr. Brackpool, Mr. Hutchison, Mr. Shaheen, Mr. Pacini, Mr. Grant, Mr. Riley and Mr. Courter) or in government through Cabinet service (Mr. Hickox).  All of the nominees have significant experience in the oversight of public companies due to their service as the Company’s directors and directors of other companies.  The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

    Proxies will be voted for the election of the nominees named above unless instructions are given to the contrary.  Proxies cannot be voted for a greater number of persons than the number of nominees named.  Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS

    The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director who will stand for re-election at our 2013 Annual Meeting of Stockholders.  We have no executive officer who is not also a director.

    Nominees for Director:

Name	Age	Position with Cadiz

Keith Brackpool	56	Chairman of the Board

Stephen E. Courter	58	Director

Geoffrey Grant	53	Director

Winston H. Hickox	70	Director

Murray H. Hutchison	74	Director

Raymond J. Pacini	57	Director

Bryant R. Riley	46	Director

Timothy J. Shaheen	53	Director, Chief Financial Officer and Secretary

Scott S. Slater	55	Director, President and Chief Executive Officer

    Keith Brackpool is a co-founder of the Company and Chairman of the Company’s Board of Directors, a position he has held since 2001.  Mr. Brackpool was appointed to the Board of Directors in 1986.  Mr. Brackpool served as President of the Company from December 1991 until April 2011.  Mr. Brackpool also served as Chief Executive Officer of the Company from December 1991 until January 31, 2013.  In addition to his role with the Company, Mr. Brackpool is a member of the Board of Directors of the Stronach Group, North America’s leading thoroughbred racing and gaming company, and Chairman of its West Coast operations.  Mr. Brackpool is also currently a principal of 1334 Partners L.P., a partnership that owns commercial real estate in California.  Mr. Brackpool has extensive experience in California public policy and, most recently, served on the California Horse Racing Board (CHRB) from September 2009 – January 2013, including a term as Chairman from 2010 – 2013.  Previously, Mr. Brackpool was co-chair of California Governor Gray Davis’ Agriculture and Water Transition Task Force and the Commission on Building for the 21st Century, a diverse panel that developed long-term policy proposals to meet the state’s future water, housing, technology and transportation needs.  Earlier in his career, Mr. Brackpool served as director and chief executive officer of North American Operations for Albert Fisher Group, a multi-billion dollar food company.

    Stephen E. Courter was appointed a director of the Company effective October 9, 2008.  Mr. Courter was originally appointed to the Board as a designee of LC Capital Master Fund for a term expiring at the 2009 annual meeting of stockholders.  Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas at Austin (“McCombs”).  Mr. Courter also serves as a director of Pointserve, a privately held information technology firm in Austin, Texas.  Prior to joining the faculty of McCombs, Mr. Courter served as CEO and Director of Broadwing Communications from 2006 to 2007.  Prior to holding that position, Mr. Courter served as CEO and Chairman of NEON Communications from 2000 to 2006.  Prior to 2000, Mr. Courter held various executive positions, both in the United States and Europe in several major telecommunication firms.

    Geoffrey Grant was appointed a director of the Company effective January 22, 2007.  Mr. Grant is presently a Managing Partner and the Chief Investment Officer of Grant Capital Partners founded in 2008.  Prior to founding Grant Capital Partners, Mr. Grant was a Managing Partner and the Chief Investment Officer of Peloton Partners LLP, a global asset management firm.  Mr. Grant co-founded Peloton Partners LLP in 2005.  Mr. Grant’s career in financial markets spans 28 years beginning at Morgan Stanley in 1982 in foreign exchange options and currency derivatives, then with Goldman Sachs from 1989 to 2004 where he ultimately served as Head of Global Foreign Exchange and Co-head of the Proprietary Trading Group in London.

    Winston Hickox was appointed a director of the Company effective October 2, 2006.  Mr. Hickox is currently a partner at California Strategies, a public policy consulting firm.  From 2004 to 2006 Mr. Hickox completed a two-year assignment as Sr. Portfolio Manager with the California Public Employees’ Retirement System (CalPERS) where he assisted with the design and implementation of a series of environmentally oriented investment initiatives in the Private Equity, Real Estate, Global Public Equities, and Corporate Governance segments of the fund’s $211 billion investment portfolio.  Prior to his assignment at CalPers, from 1999 to 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency and a member of the Governor’s cabinet.  Mr. Hickox’s environmental policy experience also includes membership on the board of the California League of Conservation Voters, including a four-year term as Board President (1990 - 1994); and two years on the boards of Audubon California and Sustainable Conservation (2004 - 2006).  Additionally, Mr. Hickox is currently serving as a member of the board of Thomas Properties Group, a publicly traded full service real estate investment firm, and GRIDiant Corporation, a privately held corporation in the energy technology sector.  Earlier in his professional career, Mr. Hickox was a partner and Managing Director with LaSalle Advisors, Ltd., a major force in the world's real estate capital markets, and a Managing Director with Alex Brown Kleinwort Benson Realty Advisors Corp., where he served as head of the firm’s Portfolio Management Group.

    Murray H. Hutchison was appointed a director of the Company in June 1997.  He is also a member of the Board of Managers (an LLC's functional equivalent of a Board of Directors) of the Company’s subsidiary, Cadiz Real Estate LLC.  In his capacity as a manager of the LLC, he performs essentially the same duties on behalf of the LLC as he would as an outside director for a corporation.  Since his retirement in 1996 from International Technology Corporation (“ITC”), a publicly traded diversified environmental management company, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio.  From 1976 to 1996, Mr. Hutchison served as Chief Executive Officer and Chairman of International Technology for ITC.  Mr. Hutchison formerly served as Chairman of the Board of Texas Eastern Product Pipelines Company (TEPPCO), a publicly traded company operating in refined petroleum products, liquefied petroleum gases and petrochemical transportation and storage, prior to its acquisition by Enterprise Products Partners L.P. in October 2011.  Mr. Hutchison formerly served as Lead Director on the board of Jack in the Box, Inc., a publicly traded fast food restaurant chain since May 1998 until February 2012.  Mr. Hutchison serves as a director on the board of Cardium Therapeutics, Inc., a publicly traded medical technology company.  Additionally, Mr. Hutchison serves as Chairman of the Huntington Hotel Corporation, owner of a privately owned hotel and office buildings, and as a director of several other non-publicly traded U.S. companies.

    Bryant R. Riley was appointed a director of the Company effective April 15, 2013.  Mr. Riley is Chairman of B. Riley & Co., LLC, a Los-Angeles-based brokerage and California Registered Investment Advisor founded in 1997.  Mr. Riley also currently sits on the board of directors of two additional publicly traded companies, Great American Group (GAMR) and Strasbaugh (STRB), and is on the board of privately-held Lightbridge Communications Corp.  Previously, Mr. Riley has held Board positions at Alliance Semiconductor Corporation, Aldila Inc., Carreker Corporation, DDI Corp., Integrated Silicon Solution, Inc., Celeritek, Inc., Kitty Hawk Inc., Mossimo Inc., SI Technologies, Inc., Silicon Storage Technologies, Trans World Entertainment and Transmeta Corp.  Mr. Riley holds a Bachelor of Science in Finance from Lehigh University in Pennsylvania.

    Raymond J. Pacini was appointed a director of the Company effective June 16, 2005.  Since June 2013, Mr. Pacini has been the Chief Financial Officer of privately held Northbound Treatment Services, which helps young adults overcome addiction to drugs and alcohol.  From May 1998 to March 2011, Mr. Pacini served as President, Chief Executive Officer and a Director of California Coastal Communities, Inc. (CALC), a residential land development and homebuilding company operating in Southern California which was formerly publicly traded.  From July 1992 until May 1998, Mr. Pacini was the Chief Financial Officer of CALC (formerly known as Koll Real Estate Group, Inc. and Henley Properties, Inc.).  Mr. Pacini also has seven years of experience with the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP); and was a certified public accountant.  In addition to his professional experience, Mr. Pacini is a member of the National Association of Corporate Directors and the Audit Committee Roundtable of Orange County.

    Timothy J. Shaheen was appointed Chief Financial Officer and Secretary of the Company in November 2008, and has served as a director of the Company since March 1999.  Effective April 12, 2011, Mr. Shaheen also serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, a wholly-owned subsidiary of the Company.  Mr. Shaheen is a private investor and principal of Difinity Capital Partners LLP.  Mr. Shaheen is also the sole member and manager of AG Derivatives, L.L.C., which provided agricultural management consulting services to the Company in 2008.  From September 1996 to April 2005, Mr. Shaheen served as the President, Chief Executive Officer and a director of Sun World International.  Mr. Shaheen also served as a Governor appointee to the Los Angeles Regional Water Quality Control Board from 1999 through 2005 and as Chairman of the Food Security Task Force for the United Fresh Fruit and Vegetable Association from 2001 through 2003.  Prior to joining Sun World, Mr. Shaheen served as a senior executive with Albert Fisher North America, a publicly traded international produce company from 1989 to 1996.  Mr. Shaheen also has seven years of experience with the accounting firm Ernst & Young LLP; and is a certified public accountant.

    Scott S. Slater is the Company’s President and Chief Executive Officer, appointed to the role of President in April 2011 and Chief Executive Officer effective February 1, 2013.  In addition, Mr. Slater has been a member of the Company’s Board of Directors since February 2012.  Mr. Slater is an accomplished negotiator and litigator and, in addition to his role at the Company, is a partner in Brownstein Hyatt Farber Schreck, the nation’s leading water practice firm.  For 27 years, Mr. Slater’s practice has been limited to litigation and the negotiation of agreements related to the acquisition, distribution, and treatment of water. He has served as lead negotiator on a number of important water transactions, including the negotiation of the largest conservation-based water transfer in U.S. history on behalf of the San Diego County Water Authority.  Mr. Slater is also the author of California Water Law and Policy, the state’s leading treatise on the subject, and has taught water law and policy courses at University of California, Santa Barbara, Pepperdine University, and the University of Western Australia, among others.

THE BOARD OF DIRECTORS

    Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of the Company.  Officers serve at the discretion of the Board of Directors.

    The Board of Directors is responsible for our management and direction and for establishing broad corporate policies, including our leadership structure.  Assessing and managing risk is the responsibility of the management of the Company.  Our Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts.  Annually, the Board reviews our strategic business plans, which includes evaluating the objectives of and risks associated with these plans.

    Currently, Mr. Brackpool serves as Chairman of the Board and Mr. Slater serves as Chief Executive Office and President.  Mr. Brackpool had previously served as Chairman and Chief Executive Officer from 2001 until January 31, 2013.   The Board separated the capacities of Chairman and Chief Executive in January 2013 for the first time since 2001.  The Board believes this change provides additional independence between the Board and management and will allow the Board to provide objective guidance and oversight to Mr. Slater and management as they execute the Company’s business plans, carry out the Company’s strategic initiatives, and confront any challenges.  The separation of Chief Executive Officer and Chairman of the Board role at public companies has been recommended by proxy advisors, stockholder groups and American legislators to promote good corporate governance following the enactment in the United States of the 2002 Sarbanes-Oxley Act.

    In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

    The Audit Committee is composed of Raymond J. Pacini, Stephen E. Courter, and Winston H. Hickox.  The Board of Directors has determined that Mr. Pacini, a member of the Company’s Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

Director Independence

    Messrs. Courter, Grant, Hickox, Hutchison and Pacini have all been affirmatively determined by the Board to be "independent" under all relevant securities and other laws and regulations, including those set forth in SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time.  The Company's independent directors meet routinely in executive session without the presence of management.  The Company does not have a lead independent director.  However, the Board has appointed lead independent Directors for each of its key committees and maintains an overall majority of independent Directors to allow it to maintain effective oversight of management.  In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chief Executive Officer and other members of management as well as reports by experts and other advisors.

Independence of Committee Members

    The Board maintains three committees, whose functions are described below.  The Board has determined that all members of its committees are independent.  Each committee maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.

Communications with the Board of Directors

    Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o Timothy J. Shaheen, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

Meetings and Committees of the Board of Directors

    During the year ended December 31, 2012, the Board of Directors held four formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All members of the Board of Directors were present at each formal meeting, with the exception of (i) Mr. Grant and Mr. Slater, who were each unable to attend one meeting.  Mr. Riley was not named to the Board until April 2013 and therefore did not attend any meetings in 2012.

    The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which is comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

    The Audit Committee is responsible for (i) considering the adequacy of the Company's internal accounting control procedures, (ii) overseeing the Company's compliance with legal and regulatory requirements, (iii) reviewing the independent auditor's qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.  The Committee advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Audit Committee is currently composed of Mr. Pacini, Mr. Hickox and Mr. Courter.  The Board has determined that all members of its Audit Committee are independent.  The Audit Committee met five times during the year ended December 31, 2012.  All the members of the Audit Committee were present at each meeting with the exception of Mr. Courter, who was unable to attend one meeting.

    The Compensation Committee oversees compensation of the Chief Executive Officer and key executives and oversees regulatory compliance with respect to the Company's compensation matters.  The Committee also oversees the Company's compensation policy applicable to senior management of the Company and advises and makes recommendations to the Board of Directors regarding the compensation of directors and executive officers.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Compensation Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Hickox, Mr. Courter and Mr. Grant. The Board has determined that all members of its Compensation Committee are independent.  The Compensation Committee met one time during the year ended December 31, 2012.  All the members of the Compensation Committee were present at the meeting with the exception of Mr. Courter, who was unable to attend the meeting.

    The Corporate Governance and Nominating Committee is responsible for the establishment of procedures for the Committee's oversight of the evaluation of the Board and management.  The Committee makes recommendations to the Board of corporate guidelines applicable to the Company.  The Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Company's Board of Directors.  The Committee will consider director candidates recommended by stockholders provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner.  The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee believes that nominees for election to the Board of Directors must possess certain minimum qualifications.  The Committee will consider a candidate's judgment, skill, diversity, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company, and the interplay of the candidate's experience with the experience of other Board members, among other factors, in assessing a candidate.  Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board.  Except as set forth above, the Corporate Governance and Nominating Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholders).  These issues will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.  The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Corporate Governance and Nominating Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Hickox and Mr. Grant.  The Board has determined that all members of its Corporate Governance and Nominating Committee are independent.  The Corporate Governance and Nominating Committee met one time during the year ended December 31, 2012.  All the members of the Corporate Governance and Nominating Committee were present at the meeting.

    The Company does not have a policy regarding director attendance at our annual meetings.  Mr. Shaheen was the only director in attendance at the Company’s 2012 Annual Meeting of Stockholders.

CODE OF ETHICS

    The Company has adopted a code of ethics that applies to all of our employees, including the chief executive officer and chief financial officer.  A copy of the code of ethics may be found on the Company’s website at http://www.cadizinc.com. Any employee who becomes aware of any existing or potential violation of the code of ethics is required to report it.  Any waivers from and amendments to the code of ethics granted to directors or executive officers will be promptly disclosed on the Company's website at http://www.cadizinc.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

    The Company’s compensation policies and practices are developed and implemented through the Compensation Committee of the Board of Directors.  The Committee’s responsibility is to review and consider annually the performance of the Company’s named executive officers in achieving both corporate and individual goals and objectives, and to assure that the Company’s compensation policies and practices are competitive and effective in incentivizing management.

    The Compensation Discussion and Analysis section provides a description of the primary elements of the Company’s fiscal year 2012 compensation program and policies for the following individuals, who are referred to throughout this proxy statement as our named executive officers:

•	Keith Brackpool, Chief Executive Officer and Chairman
•	Scott Slater, President and General Counsel
•	Timothy Shaheen, Chief Financial Officer

    Effective February 1, 2013, Mr. Slater assumed the role of President and Chief Executive Officer, while Mr. Brackpool remained solely as Chairman.

    Compensation committee activities in 2012 included:

•	Evaluating the performance of the Company’s executive officers;
•	Reviewing and approving the total compensation and benefits of the Company’s executive officers, including cash compensation and long-term incentive compensation; and
•	Reviewing and amending guidelines and standards regarding the Company’s compensation practices and philosophy.

    For the Company’s named executive officers, other than Mr. Brackpool, the committee established compensation levels based, in part, on the recommendations of Mr. Brackpool as Chief Executive Officer.

    This section should be read in conjunction with the “Summary Compensation Table” and related tables pertaining to the compensation earned in 2012 by the named executive officers presented in this proxy statement under the caption “Executive Compensation”.

Compensation Philosophy

    The Company’s business plan and goals have historically been and continue to be linked to the development of the Cadiz Valley Water Conservation, Recovery and Storage Project (“Project”, “Cadiz Project”, “Water Project”).  The Company’s annual cash resources are focused on funding the completion of the development process.  Due to the long-term nature of developing this project, the progress made by the Company in the development of the Project and our land and water resources does not bear a direct relationship to quarterly and annual results of operations

    It is critical to the development of the Project that the Company attracts and retains well-qualified executives familiar with the water sector and long-term infrastructure project development.  As a result, the Company’s executive compensation programs seek to maintain a competitive annual salary structure while emphasizing long-term incentives that are connected to the ultimate implementation of the Project.  These programs strive to align the interests of the executive officers and management with those of the Company’s stockholders through the use of equity-based programs.  In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term goals of the Company.

Elements of Compensation

    The Company’s compensation program has four primary components: cash salary, performance-based cash awards, long-term incentives through equity stock awards, and benefits.  Each element of the Company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of the Company through the development of the Project.  The Compensation Committee determines the amount for both total compensation and each compensation element through discussions with the Company’s management, consideration of benchmarking data, past performance and future corporate and individual objectives.

    The four basic elements of compensation, described in further detail below, are:

•
CASH SALARY.  Base cash salaries for the Company’s named executives are determined by the Compensation Committee depending on a variety of factors including the scope of their responsibilities, their leadership skills and values, their performance and length of service.  Cash salaries for our named executive officers are intended to create a minimum level of compensation that is competitive with other companies deemed comparable, depending on the prior experience and position of the executive.  Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the Company.

•
PERFORMANCE BASED CASH AWARDS.  The Compensation Committee believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and will utilize performance based cash awards from time to time to provide additional incentives.

•
LONG-TERM INCENTIVES.  The primary form of incentive compensation that is offered to the Company’s executives consists of long-term incentives in the form of equity awards.  The use of such long-term incentives is intended to focus and align goals of Company executives with those of stockholders and creates a direct interest in the results of operations, long-term performance and achievement of the Company’s long-term goals.

•
BENEFITS.  The Compensation Committee also incorporates retirement, insurance, termination and severance benefits in the compensation program for executive officers.  These benefits are offered to retain top executives, maintain their health and wellness and remain competitive in the industry.  The retirement and insurance benefits are consistent with those benefits offered more broadly to the Company’s employees.

    The Company’s overall compensation packages for our named executive officers currently emphasize equity incentives due to the long-term development timelines of our projects and the focus of the Company on achieving the implementation of these projects.  Even with the emphasis on long-term incentives, the Company’s overall compensation is established at a level comparable to our peer group of companies, which share a similar focus on long-term development of assets.

Changes Following Advisory Vote on Executive Compensation at 2011 Annual Meeting

    At the 2011 Annual Meeting, stockholders voted on an advisory, non-binding measure on the overall compensation programs of the Company, also referred to as Say on Pay (“SOP”).  While less than 55% of stockholders cast votes on the measure, a majority of those that voted did not approve the measure.

    Although the SOP proposal was advisory and non-binding, the Company extensively evaluated the outcome and sought to improve communications with our stockholders about the goals and objectives of the compensation program following the vote.  The Company outreached to our major institutional stockholders to discuss our compensation objectives and to encourage voting on the measure at future annual meetings.  In addition, the Company reviewed reports issued by proxy advisory services, which assess corporate compensation policies, for guidance on potential improvements to our compensation programs and presentation of its policies.  As a result of this due diligence, the Company incorporated a Peer Group analysis, benchmarking and performance objectives into our compensation program among other items.

    Following these efforts, 77% of stockholders voting on the SOP proposal at the 2012 Annual Meeting approved of the measure.  Since the 2012 meeting, the Company has also gathered additional input from stockholders and, effective February 1, 2013, the Company changed our governance structure to separate the Chief Executive Officer and Chairman roles thereby establishing greater independence between the Board and management.

    Based on discussions with stockholders, the Company has also made plans to reduce the cash salary compensation of our executive officers in order to preserve the Company’s cash resources until Water Project implementation.  Subject entirely to stockholder approval of the 2013 Equity Incentive Plan (the “2013 Plan”) (“Proposal 3”) at the 2013 Annual Meeting, the cash salary for Mr. Brackpool and Mr. Shaheen will be reduced and their compensation package will prioritize performance-based equity compensation (See “Proposal 3”).  If the 2013 Plan fails to earn stockholder approval, the employment agreements now in effect will continue to govern.

Use of Peer Group

    Our main asset consists of a large land position in Southeastern California and our business  is primarily focused  on the permitting of a water supply and storage project at our unique Cadiz Valley, California property.  Because no other company is similarly situated, it is difficult to identify directly comparable peer companies.

    However, for guidance on the pay mix and compensation package of our named executive officers, we have  identified a peer group of companies operating in the property and asset development sectors,  specifically companies with comparable market capitalization and an emphasis on the development of property and real estate in the Southwestern United States.  The peer group includes the following companies:

•	AV Homes, Inc.
•	HomeFed Corporation
•	Limoneira Company
•	PICO Holdings, Inc.
•	Tejon Ranch Co.
•	Thomas Properties Group, Inc.

Benchmarking

    The Compensation Committee believes it is important to understand and analyze the current compensation programs of other companies when making compensation decisions.  We traditionally consider the compensation programs of our peers when determining compensation for the named executive officers.  This year the Committee reviewed internally prepared surveys and other publicly available information for our peer group companies and compared the components of our compensation program for the executive officers with those of the peer group.

    Due to the Company’s unique business plan and current focus on development of the Water Project, the Compensation Committee exercises its discretion in determining compensation packages that may differ from the peer group.  Nevertheless, the peer group is instructive in assessing elements of compensation and structure for similarly situated companies.

    While the Company’s current compensation program for our executive officers is different than our peers due to the Company’s focus on the Water Project, the Committee found our total compensation of our Chief Executive Officer was below the mean of the peer group and is competitive with the peer group.

Performance Objectives

    The Committee emphasizes performance objectives for executives when granting long-term equity compensation awards from existing plans as recommended following the 2011 SOP outcome.  Currently, as described above, the Company is focused on the performance of objectives related to implementation of the Water Project and fixes equity grants to satisfaction of such project development objectives including both restrictions as to sale and on a vesting schedule commensurate with the anticipated Water Project development timeline.

Elements of 2012 Compensation

    1.  SALARY.  In evaluating base salaries for 2012, the Compensation Committee believed it was important to continue to emphasize long-term incentives, while also maintaining competitive base salary compensation.  In 2012, Mr. Brackpool’s annual base salary remained the same as in 2010 and 2011.  Mr. Shaheen’s annual base salary was increased by 10% to $330,000.

    2.  CASH AWARDS.  While the Compensation Committee currently believes that equity based awards rather than cash based awards allow the Company to better preserve our existing cash resources and, accordingly, has relied primarily upon the grant of equity based awards to reward executive performance (see "Long-Term Incentives") of named executive officers, the Compensation Committee also believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and to reduce the tax burdens associated with the issuance of restricted equity based awards.

    For 2012, the Committee considered performance objectives in the development timelines of our projects, while also taking into account that long-term incentives including restricted stock and options have already been put in place during the prior two years through issuances from the 2009 Incentive Plan.  Objectives in 2012 included:

•	Completion and approval of the Environmental Impact Report for the Water Project by the Santa Margarita Water District;
•	Completion and approval of the Groundwater Management, Monitoring and Mitigation Plan by the County of San Bernardino;
•	Further the development of other Company-owned real estate and water resources; and
•	Obtain the financing necessary to continue to invest in the further development of our water related assets.

    Based on the progress made towards achieving the Company’s development objectives and in recognition of the tax burdens described above, cash based awards in 2012 consisted of a $300,000 cash award granted to Mr. Brackpool and a $200,000 cash award granted to Mr. Shaheen.  Both cash awards were granted in February 2012.

    3.  LONG-TERM INCENTIVES.  As described above, the Committee has chosen to rely primarily upon equity instruments, such as restricted stock and options, in designing compensation packages for executives.  The Committee views the grant of equity based awards as an incentive for future performance since the value of these equity based awards will increase as the Company’s stock price increases, thereby satisfying the Committee’s goal of linking executive compensation to share price appreciation over the longer term and promoting the retention of the key executives throughout the development process of our projects.  The Committee is conscious of the potential dilutive effect arising from the use of equity incentives and tries to limit issuances to maintain appropriate ratios of overall ownership levels in the Company from year to year.

    In order for us to utilize equity based awards as our primary form of incentive compensation and maintain alignment with the goals of stockholders, the Committee and the Board have created plans subject to stockholder approval.  The Company’s most recent equity incentive program (the “2009 Incentive Plan”) was approved by stockholders at the Company’s 2009 Annual Meeting.  The 2009 Incentive Plan reserved 850,000 shares for issuance; the plan currently has no shares available for issuance.

    The Committee did not award restricted stock or options to the Company’s named executive officers in 2012 and has authored the new 2013 Plan (being considered for approval at the 2013 Annual Meeting) that better aligns the Company’s current objectives with equity incentive awards (See “Proposal 3”).  Implementation of the 2013 Plan is expressly contingent upon the Company obtaining stockholder approval prior to December 31, 2013.

    4.  BENEFITS.  Per the employment agreements described below, Mr. Brackpool and Mr. Shaheen continued to receive retirement and insurance benefits as part of their compensation packages in 2012.  Termination and severance terms are adjusted annually in Mr. Brackpool’s and Mr. Shaheen’s employment agreements.

Compensation Events Occurring in 2013

    The Compensation Committee utilized cash based awards in April 2013, consisting of a $250,000 discretionary cash award that was granted to Mr. Brackpool and a $200,000 discretionary cash award that was granted to Mr. Shaheen.  The Committee considered performance objectives related to the development timelines of the Company’s projects when granting these 2013 awards, including the successful completion of the March 2013 working capital raise and debt refinancing.

    The Committee also continued to take into account the tax burdens placed on Mr. Brackpool and Mr. Shaheen as a result of the prohibitions on sale associated with their restricted stock grants received as long-term incentive compensation through issuances from the 2009 Incentive Plan.

    Additionally in 2013, Mr. Brackpool’s cash base salary was decreased by 31% per annum beginning April 13, 2013 and Mr. Shaheen’s cash base salary was increased by 6% beginning April 13, 2013.  The reduction of Mr. Brackpool’s salary reflected his change in responsibilities following the assumption of the Chief Executive Officer role by Mr. Slater on February 1, 2013.

Contingent 2013 Employment Agreements Pending Stockholder Approval of the 2013 Equity Incentive Plan

    In connection with the adoption, and subject to obtaining stockholder approval, of the 2013 EIP, the Company will enter into new employment agreements with Messrs. Brackpool and Shaheen.  If the stockholders timely approve the 2013 EIP plan, Mr. Brackpool and Mr. Shaheen will reduce their base salary for 2014, 2015 and 2016 (from $275,000 to $0 in the case of Mr. Brackpool, and from $350,000 to $210,000 in the case of Mr. Shaheen) in exchange for an annual grant of restricted stock units in 2014, 2015 and 2016 (65,000 restricted stock units per year in the case of Mr. Brackpool, and 35,000 restricted stock units per year in the case of Mr. Shaheen, representing 300,000 shares in the aggregate) that would generally vest over the period services are provided following the date of grant (“See Agreements Governing Compensation” and “Proposal 3”).  In addition, Mr. Brackpool and Mr. Shaheen would each be eligible to receive a milestone award of 100,000 shares of the Company's common stock once construction financing necessary for the implementation of the Water Project, as defined in the approved Final Environmental Impact Report, is secured (200,000 shares in the aggregate if both milestone awards are granted).  Mr. Slater’s employment arrangements are unaffected by Proposal 3, and will remain the same whether or not Proposal 3 is adopted.

Current Agreements Governing Compensation

    The employment agreements described below will continue to govern if stockholders do not approve the 2013 Plan prior to December 31, 2013.

    Mr. Keith Brackpool entered into an amended and restated employment agreement effective May 22, 2009.  The Compensation Committee considered Mr. Brackpool’s ongoing overall responsibility for the Company's performance and development of our properties when entering into this employment agreement.  In particular, the Compensation Committee took into consideration that Mr. Brackpool, as Chief Executive Officer, had primary responsibility for overseeing the development of the Company’s land and water assets; identifying sources of financing for the Company’s working capital needs and for the Water Project, and negotiating the terms of such financings; and identifying additional development opportunities (e.g. water transportation, renewable energy) and leading the Company’s efforts to pursue such additional development opportunities.  Under this amended and restated agreement,  in January 2011, Mr. Brackpool received 100,000 restricted shares of common stock under the 2009 Incentive Plan, pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.  Mr. Brackpool's base salary in 2012 was $400,000.  In February 2012, Mr. Brackpool also received a discretionary cash award in the amount of $300,000.  Effective April 13, 2013, Mr. Brackpool’s base salary was decreased to $275,000 per annum, reflecting the reduction in his responsibilities following the naming of Mr. Slater as Chief Executive Officer and President, while Mr. Brackpool remained as Chairman.

    Mr. Scott S. Slater has served with the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP (“Brownstein”), where Mr. Slater is also a shareholder.  The terms of the Company’s agreement with Brownstein are detailed in exhibit 10.37 to the Company’s Form 10-K filed  March 15, 2013.  From 2008 – 2012, Mr. Slater was primarily focused on the development of the Company’s Water Project and did not receive a base salary from the Company for his role as General Counsel (2008 – 2012) and President (2011 – 2012).  Under the agreement, Mr. Slater’s compensation from the Company consisted exclusively of long-term incentives due to the nature of the development of the Water Project.  In April 2011, Mr. Slater received options to purchase 100,000 shares of common stock at an exercise price of $12.51 per share under the Company’s 2009 Incentive Plan with such options vesting 1/3 when issued, 1/3 in April 2012 and 1/3 in April 2013.  On February 1, 2013, Mr. Slater was named Chief Executive Officer and President.  As a result, Mr. Slater’s employment arrangements were amended to reflect the broadening of his responsibilities and leadership role over all of the Company’s asset development initiatives.  In consideration of Mr. Slater’s agreement to serve as Chief Executive Officer and President, Mr. Slater will receive an annual base salary from the Company of $300,000 effective February 1, 2013.

    The Company’s Chief Financial Officer, Mr. Tim Shaheen, entered into a formal employment agreement with the Company effective May 22, 2009.  Mr. Shaheen serves as the Principal Financial Officer of the Company and as Chairman and Chief Executive of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to the Company’s land and water assets.  Mr. Shaheen also oversees the Company’s agricultural operations.  The employment agreement provides for a base salary as well as for Mr. Shaheen's participation in a Long Term Transaction Incentive Plan and allows for his participation in other management incentive programs that the Board may adopt, including discretionary annual bonuses.  Pursuant to the agreement, Mr. Shaheen’s annual base salary was $300,000 until February 14, 2012, at which time it was increased to $330,000 per annum.  In January 2011, Mr. Shaheen received 40,000 restricted shares of common stock under the 2009 Incentive Plan, pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.  In February 2012, Mr. Shaheen received a discretionary cash award in the amount of $200,000.

Severance and Change in Control Provisions

    The Company’s compensation arrangements with Messrs. Brackpool and Shaheen provide for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control.  The severance and change in control provisions were determined largely by negotiations between the parties as one of the many elements of a larger negotiation involving the particular executive’s employment or consulting agreement with the Company.  These agreements are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired and their position is impacted.  This will allow the Company’s executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations.

    A summary of the severance and change-in-control provisions applicable to compensation arrangements with the Company’s executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer as of December 31, 2012, can be found in the section captioned "Potential Payments upon Termination or Change in Control".

Tax and Accounting Considerations

Impact of Code Section 162(m)

    The Compensation Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m).  Section 162(m) limits to $1 million the Company’s deduction for compensation paid to each of our executive officers, which does not qualify as "performance based".

    Shares of stock issued to executives under the 2009 Incentive Plan and an earlier 2007 Incentive Plan do not qualify as performance-based compensation, and therefore, the portion of the compensation expense related to the Plans that exceeds $1 million is not deductible.

    In light of the Company’s federal and state net operating loss carryforwards of approximately $124.5 million and $92.2 million as of December 31, 2012, respectively, we  do not expect the tax deductions lost as a result of the application of Section 162(m) to have a material impact upon the Company’s financial results.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company.  Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Murray H. Hutchison, Chairman Stephen E. Courter Geoffrey Grant Winston H. Hickox Raymond J. Pacini

    The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table shows the compensation awarded to, earned by, or paid during the years ended December 31, 2012, 2011 and 2010, to the Company’s former chief executive officer and current Chairman, our chief financial officer and our current chief executive officer and president.
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Keith Brackpool Chairman and Principal Executive Officer	2012 2011 2010	400,000 400,000 400,000	300,000 - -	- 727,000 573,750	- 260,944 1,304,736	49,806 54,402 46,155	749,806 1,442,346 2,324,641
Timothy J. Shaheen Principal Financial Officer and Secretary	2012 2011 2010	325,714 300,000 300,000	200,000 - -	- 290,800 202,500	- 130,472 652,368	14,718 12,963 20,400	540,432 734,235 1,175,268
Scott Slater President(4)	2012 2011 2010	- - -	- - -	- - -	212,114 600,998 -	- - -	212,114 600,998 -
_________________________

(1)	The executive officers listed in the Summary Compensation Table above were the Company’s only executive officers during the year ended December 31, 2012.

(2)
This column discloses the dollar amount of compensation cost recognized for the respective fiscal year in accordance with FAS123R.  The assumptions used for determining the value of stock awards and options are set forth in the relevant Cadiz Inc. Annual Report to Stockholders in Note 10 to the Consolidated Financial Statements, ”Stock-Based Compensation Plans and Warrants”.

(3)
All Other Compensation includes a 401k match that is generally available to all employees.  Messrs. Brackpool and Shaheen received $15,577 and $12,856, respectively, in 401k matching contributions in 2012.  In 2012, Mr. Brackpool’s Other Compensation also includes $32,024 of company paid expenses related to a leased automobile and $2,205 related to life insurance.  Mr. Shaheen’s Other Compensation for 2012 includes $1,862 in a car allowance.  The value of perquisites for each of the other executive officers was less than $10,000, and thus no amount relating to perquisites is included in the Summary Compensation Table.

(4)
Mr. Slater was appointed President of the Company on April 12, 2011, replacing Mr. Brackpool in this position. Effective February 1, 2013, Mr. Slater assumed the additional role of Chief Executive Officer, replacing Mr. Brackpool in this position.  Mr. Brackpool remains as Chairman of the Board of Directors.

Grants of Plan-Based Awards

    Neither equity awards nor non-equity incentive plan awards were granted to the Company’s named executive officers during fiscal year 2012.

Outstanding Equity Awards at Fiscal Year

    The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2012, for each named executive officer.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Keith Brackpool	100,000(1) 200,000(2)	- -	12.00 11.50	5/4/15 1/14/20	- -	- -

Timothy J. Shaheen	100,00(2)	-	11.50	1/14/20	-	-

Scott Slater	66,667(2)	33,333(2)	12.51	4/12/21	-	-
_________________________
(1)	These options were granted by the Company in 2005 under the Company’s then existing Management Incentive Plan.

(2)	Options granted by the Company under the 2009 Incentive Plan.

Option Exercises and Stock Vested

    The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2012 for each named executive officer.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Keith Brackpool	—	—	—	—
Timothy J. Shaheen	—	—	—	—
Scott Slater	—	—	—	—

Pension Benefits

    The Company does not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

    The Company does not have any non-qualified defined contribution plans or other deferred compensation plans.

 EMPLOYMENT ARRANGEMENTS

    For the fiscal year ended December 31, 2012, Mr. Brackpool was compensated under an Amended and Restated Agreement effective May 22, 2009 pursuant to which Mr. Brackpool received base compensation of $400,000 per year, plus certain fringe benefits including the use of a leased automobile and life and disability insurance benefits funded by us.  In addition, upon executing the Amended and Restated Employment Agreement in 2009, Mr. Brackpool received an immediate grant of 60,000 shares of common stock under the Company’s 2007 Management Equity Incentive Plan.  The Amended and Restated Employment Agreement also provides for Mr. Brackpool's participation in a Long Term Transaction Incentive Plan in addition to allowing for his participation in other management incentive programs that the Board may adopt, including discretionary annual bonuses.  The Amended and Restated Employment Agreement requires Mr. Brackpool to perform his services in a satisfactory manner, but does not require that his services be provided on a full-time basis.  The agreement also provides the Company with protective covenants regarding trade secrets, non-competition, and solicitation of employees.  In January 2010, Mr. Brackpool received 85,000 restricted shares of common stock pursuant to a contractual agreement not to sell any of those shares for a period of three years ending January 14, 2013, and options to purchase 200,000 shares of common stock at an exercise price of $11.50 per share under the Company’s 2009 Incentive Plan that vest 1/3 on issuance, 1/3 on January 14, 2011 and 1/3 on January 14, 2012.  In January 2011, Mr. Brackpool received 100,000 restricted shares of common stock under the 2009 Incentive Plan, pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.  In February 2012, Mr. Brackpool received a $300,000 discretionary cash award.  Effective April 13, 2013, Mr. Brackpool’s base salary was decreased to $275,000 per annum, reflecting the reduction in his responsibilities following the naming of Mr. Slater as Chief Executive Officer and President while Mr. Brackpool remained as Chairman.  In April 2013, Mr. Brackpool received a $250,000 discretionary cash award.

    Mr. Scott S. Slater, has served with the Company since November 2008 pursuant to an agreement with the law firm Brownstein Hyatt Farber and Schreck LLP, where Mr. Slater is also a shareholder.  From 2008 – 2012, Mr. Slater was primarily focused on the development of the Company’s Water Project and did not receive a base salary from the Company for his roles as President and General Counsel.  Mr. Slater’s compensation from the Company consisted exclusively of long-term incentives due to the nature of the development of the Water Project.  In April 2011, Mr. Slater received options to purchase 100,000 shares of common stock at an exercise price of $12.51 per share under the Company’s 2009 Incentive Plan with such options vesting 1/3 when issued, 1/3 in April 2012 and 1/3 in April 2013.  On February 1, 2013, Mr. Slater assumed the additional role of Chief Executive Officer and his employment arrangements were amended to reflect the broadening of his responsibilities and position of leadership over all of the Company’s asset development initiatives.  In consideration of Mr. Slater’s agreement to serve in the additional role of Chief Executive Officer, Mr. Slater will receive an annual base salary from the Company of $300,000 effective February 1, 2013.

    Effective November 19, 2008, Mr. Timothy J. Shaheen became the Company’s Chief Financial Officer.  As of April 12, 2011, Mr. Shaheen also serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to the Company’s land and water assets.  Initially, his compensation for such services was $10,000 per month, payable in addition to the compensation payable to him for his consulting services to the Company under the then existing consulting agreement between AG Derivatives, L.L.C. and the Company and the compensation he received for service in 2008 as a non-employee director under our Outside Director Compensation Plan.  Mr. Shaheen is the sole member and manager of AG Derivatives, LLC.  As of January 1, 2009, Mr. Shaheen was no longer eligible to participate in the Company’s Outside Director Compensation Plan and his compensation for service as the Company’s Chief Financial Officer was adjusted to enable him to receive the amount he would have otherwise received under the Outside Director Compensation Plan.  Mr. Shaheen entered into a formal employment agreement with the Company effective May 22, 2009.  The agreement provides for a base salary as well as Mr. Shaheen’s participation in a Long Term Transaction Incentive Plan and allows for his participation in other management incentive programs that the Board may adopt, including discretionary annual bonuses.  Pursuant to the agreement, Mr. Shaheen’s annual base salary was $300,000 until February 14, 2012, at which time it was increased to $330,000 per annum.  The agreement also provides the Company with protective covenants regarding trade secrets, non-competition, and solicitation of employees.  In May 2009, Mr. Shaheen received a grant of 30,000 shares of common stock under the Company’s 2007 Management Equity Incentive Plan.  In January 2010, Mr. Shaheen received 30,000 restricted shares of common stock pursuant to a contractual agreement not to sell any of those shares for a period of three years ending January 14, 2013, and options to purchase 100,000 shares of common stock at an exercise price of $11.50 per share under the Company’s 2009 Incentive Plan that vest 1/3 on issuance, 1/3 on January 14, 2011, and 1/3 on January 14, 2012.  In January 2011, under the 2009 Incentive Plan, Mr. Shaheen received 40,000 restricted shares of common stock pursuant to a contractual agreement not to sell any of these shares for a period of three years ending on January 10, 2014.  In February 2012, Mr. Shaheen received a $200,000 discretionary cash award.  In April 2013, Mr. Shaheen’s cash base salary was increased from $330,000 to $350,000, and he received a $200,000 discretionary cash award.

    It is anticipated that the compensation arrangements of Messrs. Brackpool and Shaheen will be revised in the event our stockholders approve Proposal 3.  See Proposal 3 – Adoption of the Cadiz Inc. 2013 Equity Incentive Plan – General Summary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

    The following table and summary set forth estimated potential payments the Company would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment or consulting agreement in effect at year end.  Except as otherwise indicated, the table assumes that the triggering event occurred on December 31, 2012.

Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)

Keith Brackpool	Salary	400,000	800,000	800,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	81,002	-	162,004
	Total Value	481,002	800,000	962,004

Timothy J. Shaheen	Salary	165,000	165,000	330,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	22,339	-	44,677
	Total Value	187,339	165,000	374,677

Scott Slater	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	-	-	-
	Total Value	-	-	-
_________________________

(1)	The benefits continuation amounts include car allowances, 401(k) matching benefits, life insurance and paid vacation.

Termination without Cause or Resignation upon Company Material Breach

    Mr. Brackpool’s Amended and Restated Employment Agreement, effective May 22, 2009, provides that if Mr. Brackpool were terminated by Cadiz without cause or if he resigns due to a breach of his Amended and Restated Employment Agreement by us, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his Amended and Restated Employment Agreement.

    Mr. Shaheen’s Employment Agreement, effective May 22, 2009, provides that if Mr. Shaheen were terminated by Cadiz without cause or if he resigns due to a breach of his Employment Agreement by us, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under his Employment Agreement.

Termination of Employment Due to Death or Disability

    Mr. Brackpool’s Amended and Restated Employment Agreement, effective May 22, 2009, provides that if he dies or became disabled, he or his estate would be entitled to receive severance for two years consisting of his base compensation.

    Mr. Shaheen’s Employment Agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for one hundred eighty days consisting of his base compensation.

Change in Control

    Mr. Brackpool's Amended and Restated Employment Agreement, effective May 22, 2009, provides that if Mr. Brackpool is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for two years following the effective date of the termination, as though Mr. Brackpool were continuing to provide services to the Company under his Amended and Restated Employment Agreement.

    Mr. Shaheen's Employment Agreement, effective May 22, 2009, provides that if Mr. Shaheen is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Shaheen were continuing to provide services to the Company under his Employment Agreement.

DIRECTOR COMPENSATION

    The following table summarizes the compensation earned by each of the non-employee directors in 2012.  Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Stephen E. Courter	30,000	19,892	-	49,892
Geoffrey Grant	30,000	19,892	-	49,892
Winston H. Hickox	30,000	19,892	-	49,892
Murray H. Hutchison	30,000	19,892	-	49,892
Raymond J. Pacini	30,000	19,892	-	49,892
_________________________

(1)
This column discloses the dollar amount of compensation cost recognized in 2012 based on the fair value at grant date in accordance with FASB ASC Topic 718.  These awards were valued at the market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	Directors of the Company do not receive stock option awards.

DIRECTOR COMPENSATION POLICY

    ll non-employee directors are entitled to receive, for each 12 month period ending June 30 of each year, the amount of $30,000, prorated for directors serving less than the full 12 months.  Payments are made in 4 quarterly installments of $7,500.  A director is entitled to a $7,500 fee for any quarter in which services are rendered.  Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $20,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

    It is anticipated that the compensation arrangements for our Board of Directors will be revised in the event the Company’s stockholders approve Proposal 3.  See Proposal 3 – Adoption of the Cadiz Inc. 2013 Equity Incentive Plan – General Summary.

DIRECTOR STOCK OWNERSHIP POLICY

    The Company encourages stock ownership on behalf of our directors.  Thus, the Company’s compensation structure for non-employee directors includes awards of stock as compensation for director services.  See “Director Compensation Policy", above.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information as of December 31, 2012 with respect to shares of the Company’s common stock that may be issued under its existing compensation plans.  The table includes plan grants to executive officers and other Company employees.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	547,500(1)	$11.82	34,718(2)

Equity compensation plans not approved by stockholders	315,000(3)	$12.09	-

Total	862,500	$11.92	34,718
_________________________

(1)	Represents 10,000 options outstanding under the Company’s 2007 Management Equity Incentive Plan and 537,500 options outstanding under the Company’s 2009 Equity Incentive Plan as of December 31, 2012.

(2)	Represents 34,718 securities issuable under the Company’s 2009 Equity Incentive Plan as of December 31, 2012.

(3)	Represents 315,000 options outstanding under the Company’s 2003 Management Equity Incentive Plan as of December 31, 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 2012, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company’s voting securities, as of the record date for the annual meeting, by each stockholder whom the Company knows to own beneficially more than five percent of our common stock, and by each director, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
LC Capital Master Fund LC Capital Partners LP LC Capital Advisors LLC LC Capital International LLC Steven Lampe Richard F. Conway c/o Lampe, Conway & Co., LLC 680 Fifth Avenue, 12th Floor New York, NY 10019-5429	3,635,000(1)	19.99%

Altima Partners LLP Mark Donegan Dominic Redfern Altima Partners LLP 11 Slingsby Place, 2nd Floor St Martin's Courtyard London WC2E 9AB	1,565,325(2)	9.90%

Water Asset Management LLC 509 Madison Avenue Suite 804 New York, NY 10022	1,529,642(3)	9.72%

Zesiger Capital Group LLC 460 Park Avenue, 22nd Floor New York, NY 10022	1,473,960(4)	9.54%

Nokomis Capital LLC 2305 Cedar Springs Road, Suite 420 Dallas, TX 75201	1,306,833(5)	7.80%

Robeco Investment Management, Inc. One Beacon Street Boston, MA 02108	1,189,525(6)	7.70%

Odey Asset Management Group Ltd. 12 Upper Grosvenor St. London, UK W1K2ND	982,700(7)	6.36%

Persistency Private Equity Limited Camomille International Pte Singapore 57/63 Line Wall Road Gibraltar	960,587(8)	6.22%

Frost Gamma Investment Trust 4400 Biscayne Blvd Miami, FL 33137	788,829(9)	5.10%

Keith Brackpool c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	547,436(10)	3.48%
Bryant R. Riley c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	261,367 (11)	1.66%
Timothy J. Shaheen c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	200,000(12)	1.29%
Scott S. Slater c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	109,000(13)	*

Geoffrey Grant c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	44,733(14)	*

Murray Hutchison c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	20,380(14)	*

Raymond J. Pacini c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	11,681(14)	*

Winston H. Hickox c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	27,152(14)	*

Stephen Courter c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	8,953(14)	*

All Directors and officers as a group (nine individuals)	1,230,702(10)(11)(12)(13)(14)	7.59%
______________________________________________________________

*	Represents less than one percent of the 15,452,756 outstanding shares of common stock of the Company as of September 23, 2013.

Footnotes

(1.)
Based on a Form 4 filed on November 14, 2012, with the SEC by LC Capital Master Fund Ltd., information provided by LC Capital Master Fund Ltd. and the Company’s corporate records.  LC Capital Master Fund Ltd. and affiliates beneficially own a total of 3,635,000 shares of the Company’s common stock.

Includes 50,000 shares issuable upon the exercise of warrants acquired in October 2012 as part of an amendment to our previous term loan, which was restructured in March 2013.

Includes 2,680,000 shares of common stock issuable upon conversion of $21,574,000 in Convertible Notes owned by LC Capital Master Fund Ltd. at a conversion rate of $8.05 per share.

Under the terms of the Convertible Note instrument, a holder of the Notes may not convert the Notes into common stock to the extent that after such conversion the holder would own more than 19.99% of the Company’s outstanding common stock, unless and until the Company shall have obtained stockholder approval to such conversion (the “Regulatory Cap”).  As a consequence of the Regulatory Cap, this amount does not include an additional 1,165,485 shares of common stock which would otherwise be issuable within the next 60 days upon conversion of $9,382,154 in Convertible Notes currently owned by LC Capital Master Fund Ltd. at a conversion rate of $8.05 per share, or 1,352,499 shares of common stock  which would otherwise be issuable upon conversion of a maximum of an additional $10,887,617 in interest which may accrue in favor of LC Capital Master Fund Ltd. through the maturity date of the Convertible Notes.  If Proposal 4 of this proxy statement is approved by the Company’s stockholders, the Regulatory Cap will no longer apply.

These securities also may be deemed to be beneficially owned by LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe Conway, LC Capital International LLC ("International"), Steven G. Lampe (“Lampe”) and Richard F. Conway ("Conway") by virtue of the following relationships: (i) Partners' beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) Lampe Conway acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, Lampe Conway shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, Lampe Conway and International and are the natural persons with voting and dispositive power over these securities.

Includes 145,508 shares held by Steven G. Lampe over which he has sole voting and dispositive power.  Master Fund disclaims beneficial ownership over these securities.

LC Capital and/or its affiliates have designated Mr. Stephen E. Courter, a director of the Company, as their designee on our Board of Directors.

(2.)
Based upon a Schedule Form 13G/A filed on February 11, 2013 with the SEC and our corporate records of stock issuances, Altima Partners and related entities (Dominic Redfern and Mark Donegan) own an aggregate of 1,565,325 shares of the Company’s common stock. This figure includes 222,223 shares of stock issuable upon exercise of warrants acquired by affiliates of Altima Partners in our November 2011 private placement and 129,193 shares of common stock issuable upon conversion of $1,040,000 in Convertible Notes owned by Altima Partners at a conversion rate of $8.05 per share as of September 23, 2013, plus 1,491 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of September 23, 2013. Altima Partners has shared voting and dispositive power as to 1,161,818 shares of the stock, including 222,223 shares of stock issuable upon the exercise of warrants acquired in our 2011 private placements.  Mr. Redfern and Mr. Donegan have shared voting and dispositive power as to 1,458,340 shares of the stock, including the 222,223 shares of stock issuable upon the exercise of warrants acquired in our 2011 private placements.  Mr. Donegan has sole voting and dispositive power as to 24,300 shares, over which Altima Partners and Mr. Redfern disclaim any beneficial ownership.

(3.)	Based upon a Schedule Form 13G/A filed on February 14, 2013 with the SEC and our corporate records of stock issuances, Water Asset Management LLC beneficially owns an aggregate of 1,529,642 shares of the Company’s common stock, including 1,248,429 shares presently outstanding and 164,850 shares of common stock issuable upon conversion of $1,327,040 in Convertible Notes owned by Water Asset Management LLC at a conversion rate of $8.05 per share as of September 23, 2013, plus 1,902 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of September 23, 2013. Water Asset Management LLC has sole dispositive power over 1,248,429 of the shares. Water Asset Management LLC disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

(4.)
Based upon a Schedule Form 13F-HR filed on August 6, 2013 and a Schedule Form 13G/A filed on February 14, 2013 with the SEC, Zesiger Capital Group LLC owns an aggregate of 1,473,960 shares of the Company’s common stock and has sole voting power as to 1,037,785 shares and no voting authority as to 436,175 shares.  Pursuant to the Schedule 13G/A, Zesiger Capital Group LLC disclaims beneficial ownership of such securities, which are held in discretionary accounts which Zesiger Capital Group LLC manages.  No single client owns more than 5% of the securities.

(5.)
Includes 1,216,348 shares of common stock issuable upon conversion of $9,791,600 in Convertible Notes owned or controlled by Nokomis Capital LLC at a conversion rate of $8.05 per share as of September 23, 2013, plus 14,035 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of September 23, 2013.

Includes 75,578 shares of common stock issuable upon conversion of $608,400 in Convertible Notes managed by Nokomis Capital LLC at a conversion rate of $8.05 per share as of September 23, 2013, plus 872 shares as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of September 23, 2013.  Nokomis Capital LLC has dispositive power but not voting power as to these shares and disclaims beneficial ownership over these securities.

(6.)
Based upon a Schedule Form 13F-HR filed on August 1, 2013 with the SEC, Robeco Investment Management Inc. beneficially owns 1,189,525 shares of the Company’s common stock and has sole voting power as to 780,625 shares of the stock and no voting authority as to 408,900 shares.

(7.)	Based upon a Schedule Form 13F-HR filed on August 14, 2013, Odey Asset Management owns an aggregate of 982,700 shares of the Company’s stock and has sole voting and dispositive power as to the shares.

(8.)
Based upon a Schedule Form 13G/A filed on February 14, 2013, with the SEC and our corporate records of stock issuances, the listed related entities own an aggregate of 960,587 shares of the Company’s common stock.  Persistency Private Equity Limited and Camomille International Pte. Singapore have shared voting and dispositive power over the shares.

(9.)
Based upon a Schedule Form 13G/A filed on February 8, 2012 with the SEC, Frost Gamma Investment Trust beneficially owns 788,829 shares of the Company’s common stock and has sole voting and dispositive power as to the stock.

(10.)
Includes 100,000 shares issued under the 2009 Equity Incentive Plan, which Mr. Brackpool has a contractual agreement not to sell for a period of three years ending January 10, 2014.  Includes 300,000 shares underlying presently exercisable options.

(11.)
Includes 258,385 shares of common stock issuable upon conversion of $2,080,000 in Convertible Notes owned or controlled by Mr. Riley at a conversion rate of $8.05 per share as of September 23, 2013, plus 2,982 shares beneficially owned as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of September 23, 2013.  Mr. Riley disclaims beneficial ownership as to 32,671 of these shares, held in the name of Robert Antin Children Irrevocable Trust.  Mr. Riley is not a beneficiary of this trust and as such disclaims any beneficial ownership over these shares, although he does have sole dispositive power.  Does not include 928 shares awarded to Mr. Riley on June 30, 2013 pursuant to the Company's Outside Director Compensation Plan, which will vest and be issued on January 31, 2014.

(12.)
Includes 40,000 shares issued under the 2009 Equity Incentive Plan, which Mr. Shaheen has a contractual agreement not to sell for a period of three years ending January 10, 2014.  Also includes 100,000 shares underlying presently exercisable options.

(13.)	Includes 100,000 shares underlying presently exercisable options.

(14.)
Does not includes 3,711 shares awarded on June 30, 2013 to each independent director pursuant to the Company’s Outside Director Compensation Plan.  These shares will vest and be issued on January 31, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, our fiscal year ended December 31, 2012, and on a review of written representations from reporting persons to us that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to our reporting persons were satisfied in a timely manner, except that a Form 3 filing of Dominic Redfern of Altima Partners, a Form 3 filing of Marc Donegan of Altima Partners and a Form 4 filing of LC Capital Master Fund & Affiliates were inadvertently filed late.

AUDIT COMMITTEE REPORT

    As of December 31, 2012, the Audit Committee is composed of Mr. Pacini, Mr. Courter and Mr. Hickox.

    Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market.  The Committee operates under a written charter that is reviewed on an annual basis.  During fiscal 2012, the Audit Committee performed all of its duties and responsibilities under its charter.  The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's control of the Company’s financial reporting processes.

    Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors.  In that regard, of the five times the Committee met in 2012, three of these meetings and one meeting in 2013 were to exercise the Committee's responsibilities related to the Company's quarterly and annual financial statements for fiscal 2012 and management's assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2012.  During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our consolidated financial statements, including our audited consolidated financial statements for the year ended December 31, 2012, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by the Company.

    The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm included in our 2012 Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.  The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management's preparations for the evaluation of its internal controls for fiscal 2013.

    The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP.  The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

    Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.  The Committee discussed with the Company’s independent registered public accounting firm the scope and plan for its audits including the review of internal controls prescribed in Section 404 of the Sarbanes-Oxley Act of 2002.  The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.  The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to the Company and the compatibility of these services with PricewaterhouseCoopers LLP's independence.  The Committee pre-approves all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm pursuant to the terms of the Committee's written charter.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.  The Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, and has recommended that such appointment be submitted to the Company’s stockholders for ratification at the 2013 Annual Meeting of Stockholders.

THE AUDIT COMMITTEE

Raymond J. Pacini, Chairman
Stephen E. Courter
Winston H. Hickox

PRINCIPAL ACCOUNTANT FEES AND SERVICES

    For the fiscal years ended December 31, 2012 and 2011, professional services were performed by PricewaterhouseCoopers LLP.  The Company’s Audit Committee annually approves the engagement of outside auditors for audit services in advance.  The Audit Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  Any such fees pre-approved in this manner shall be reported to the Audit Committee at its next scheduled meeting.  All services described below were pre-approved by the audit committee.

    All fees for services rendered by PricewaterhouseCoopers LLP aggregated $273,000 and $321,000 during the fiscal years ended December 31, 2012 and 2011, respectively, and were composed of the following:

    Audit Fees.  The aggregate fees accrued by the Company for the audit of the annual financial statements during the fiscal years ended December 31, 2012 and 2011, for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $273,000 for 2012 and $321,000 for 2011.

    Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2012 and 2011.

    Tax Fees.  No tax fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2012 and 2011.

    All Other Fees.  No other fees were billed during the fiscal years ended December 31, 2012 and 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    There have been no transactions since the beginning of our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure, except for the following:

    As previously reported in the our Form 8-K filed November 1, 2012, on October 30, 2012 we amended our term debt facility, existing at the time, with LC Capital Master Fund, Ltd. (“LC Capital”) and other participating lenders, including Water Asset Management LLC (“WAM”), a holder of more than 5% of our common stock, to add an additional non-convertible $5 million tranche.  In consideration for the additional facility, we issued 250,000 Common Stock purchase warrants (“the Warrants”) to the Lenders, including 50,000 warrants to LC Capital and 125,000 warrants to WAM.  The Warrants entitle the holder to purchase shares of Common Stock at an exercise price of $10 per share at any time prior to October 30, 2014.

    As previously reported in our Form 8-K filed March 7, 2013, on March 5, 2013 we entered into agreements with our senior lenders, including LC Capital and WAM, and new lenders, including Altima Partners (“Altima”), a holder of more than 5% of our Common Stock, to refinance our previously existing $66 million corporate term debt and provide $17.5 million in new working capital.  The agreements replaced all existing term debt on our balance sheet, which included certain tranches convertible into our common stock, and established two new instruments, a non-convertible $30 million senior secured mortgage loan (“Senior Secured Debt”) and a $53.5 million in convertible notes (“Convertible Notes”).  With the replacement of the previously existing term debt, the shares of common stock formerly issuable upon conversion of such debt, including shares issuable to LC Capital and WAM, were eliminated in favor of shares issuable upon conversion of the Convertible Notes.  The $53.5 million Convertible Notes are convertible at any time into our common stock at a price of $8.05 per share.  Interest accrues at 7%, with no principal or interest payments required before maturity on March 5, 2018.  Accrued interest is convertible on the same terms as the principal.  LC Capital, WAM, and Altima each acquired portions of the Convertible Notes in the transaction.  LC Capital is the holder of $29,664,432 in Convertible Notes, which (subject to the Regulatory Cap described in Item 12 above) are convertible into 3,685,023 shares of common stock at a conversion rate of $8.05 per share, plus a maximum of an additional $12,183,606 in interest, or 1,513,491 shares, which may accrue in favor of LC Capital through the maturity date of the Convertible Notes on March 5, 2018.  LC Capital was also the holder of $24,597,453 of the Senior Secured Debt at the time of the transaction.  WAM is the holder of $1,286,208 in Convertible Notes, which are convertible into 159,777 shares of common stock at a conversion rate of $8.05 per share, plus a maximum of an additional $528,264 in interest, or 65,623 shares, which may accrue in favor of WAM through the maturity date of the Convertible Notes on March 5, 2018.  WAM is also the holder of $1,288,919 of the Senior Secured Debt.  Altima is the holder of $1,008,000 in Convertible Notes, convertible into 125,217 shares of common stock at a conversion rate of $8.05 per share, plus a maximum of an additional $414,000 in interest, or 51,429 shares, which may accrue in favor of Altima through the maturity date of the Convertible Notes on March 5, 2018.

    As previously reported in our Form 8-K filed on July 2, 2013, we entered into a long-term lease agreement (“Agreement”) with Limoneira Company (NASDAQ: LMR) (“Limoneira”) to develop new lemon orchards on our agricultural property in eastern San Bernardino County, California (“Cadiz Ranch”).  Mr. Scott Slater, our CEO, President and a member of the Company’s Board of Directors, is also a member of the Board of Directors of Limoneira.  He did not participate in consideration of the matter when before either Board.  In accordance with our corporate governance policies, this transaction was separately approved by our Audit Committee.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

    Our Audit Committee Charter requires that the Audit Committee review and approve all related-party transactions between the Company, on the one hand, and directors, officers, employees, consultants, and any of their family members, on the other hand.  In addition, the Company’s written Conflicts of Interest policy provides that no employee, officer or director may use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

    In order to implement these requirements, the Company requires that prior to entering into any transaction with the Company a related party must advise Company management of the potential transaction.  Management will, in turn, provide to the Audit Committee a description of the material terms of the transaction, including the dollar amount, the nature of the related party’s direct or indirect interest in the transaction, and the benefits to be received by the Company from the transaction.  The Audit Committee may make such other investigations as it considers appropriate under the circumstances.  The Audit Committee will also consider whether the benefits of the proposed transaction could be obtained by the Company upon better terms from non-related parties, and whether the transaction is one that would be reportable by the Company in our public filings.  The Audit Committee will then make a determination as to whether the proposed transaction is in the best interests of the Company and should therefore be approved.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent certified public accountants to audit our financial statements for the 2013 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for the 2013 fiscal year, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit the Company’s financial statements.  Even if the stockholders do ratify the appointment, the Audit Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.  PricewaterhouseCoopers LLP has advised us that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the annual meeting, and will be given the opportunity to make a statement if desired.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

33

PROPOSAL 3

APPROVAL OF THE CADIZ INC. 2013 EQUITY INCENTIVE PLAN

General Summary

    Subject to stockholder approval, the Board of Directors has approved a new equity compensation plan for employees, directors, and third-party service providers of the Company—the 2013 Equity Incentive Plan (the “2013 EIP”).  The 2013 EIP is intended to replace our existing equity compensation plan, the 2009 Incentive Plan, under which approximately 15,000 shares of our common stock remain for future equity grants.  The 2013 EIP is also intended to replace a portion of the current cash base salary and incentives to executives and directors as set out below and further align all Plan participants with stockholder’s in the ultimate success of the Company.

    We understand that a cost-effective and competitive equity compensation program is essential for recruiting, motivating, and retaining talented employees, directors, and third-party service providers.  Through the 2013 EIP, we seek to maintain our alternatives and flexibility for providing cost-effective and competitive equity compensation awards by offering our employees, directors, and third-party service providers a combination of options (including incentive stock options for employees), stock appreciation rights, restricted stock, and restricted stock units.  Through the combination of awards, we can customize our equity compensation packages on an individual, departmental, and company-wide basis.  In light of recurring changes in the accounting treatment of various equity incentives and the possibility of future accounting and tax law changes, we believe that it is advantageous to have the flexibility provided by the 2013 EIP to design and implement future equity compensation.

    We anticipate that awards made under the 2013 EIP will be subject to time and performance-based vesting conditions in order to properly align plan participants’ incentives with the positive performance of the Company.  Adoption of the 2013 EIP will give us the ability to rebalance employees’ total compensation in the future through the grant of equity awards in lieu of cash compensation.

    The 2013 EIP automatically awards each outside director $30,000 in cash compensation (payable in 4 equal installments) and common stock valued at $20,000 for each twelve month period served.  The 2013 EIP permits the Company’s outside directors to elect to take a portion of their annual compensation in shares of our stock, rather than cash.  Compensation awards for outside directors that have not served a full 12-month period will be reduced on a pro-rata basis.

    In connection with the adoption, and subject to obtaining stockholder approval, of the 2013 EIP, the Company will also enter into new employment agreements with Messrs. Brackpool and Shaheen.  If our stockholders approve the 2013 EIP, Mr. Brackpool and Mr. Shaheen will reduce their base salary for 2014, 2015 and 2016 (from $275,000 to $0 in the case of Mr. Brackpool, and from $350,000 to $210,000 in the case of Mr. Shaheen) in exchange for an annual grant of restricted stock units in 2014, 2015 and 2016 (65,000 restricted stock units per year in the case of Mr. Brackpool, and 35,000 restricted stock units per year in the case of Mr. Shaheen, representing 300,000 shares in the aggregate) that would generally vest over the period services are provided following the date of grant; any unvested restricted stock units would immediately vest upon the first to occur of (x) the occurrence of a change in control of the Company and (y) the date the executive’s employment is terminated by the Company without cause, by the executive for good reason or as a result of the executive’s death or permanent disability.  Vested restricted stock units would be settled in shares of our stock on the earlier of January 1, 2017, the date a change in control of the Company occurs and the date the executive’s employment is terminated by the Company without cause, by the executive for good reason or as a result of the executive’s death or permanent disability.  In addition, Mr. Brackpool and Mr. Shaheen would each be eligible to receive a milestone award of 100,000 shares of our stock once construction financing necessary for the implementation of the Cadiz Valley Water Conservation, Recovery and Storage Project, as defined in the approved Final Environmental Impact Report, is secured (200,000 shares in the aggregate if both milestone awards are granted).

    As required by the applicable NASDAQ rules, the 2013 EIP will not become effective unless it is approved by our stockholders.

2013 Equity Incentive Plan – Plan Summary

    This summary of the 2013 EIP does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2013 EIP, which is attached to this Proxy Statement as Appendix A.

    The 2013 EIP contains the following important features:

▪	Repricing of stock options and stock appreciation rights is prohibited unless stockholder approval is obtained.

▪	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

▪
The ability to automatically receive replacement stock options when a stock option is exercised with previously acquired shares of Company common stock or so-called “stock option reloading” is not permitted.

▪	The 2013 EIP has a ten-year term with a fixed number of shares authorized for issuance. It is not an “evergreen” plan.

▪
A total of 950,000 shares of Company common stock and stock units would be available for grants under the 2013 EIP.  If an award is cancelled, terminates, expires, or lapses for any reason without having been fully vested or exercised, the unvested or cancelled shares will be returned to the available pool of shares for future awards.

▪	No more than 300,000 shares and share equivalents may be granted to any one participant in a calendar year.

    The number and kind of shares available for issuance, the number and kind of shares that may be issued under outstanding awards, the exercise price of outstanding stock options and stock appreciation rights, and the individual limits on awards, will be proportionately adjusted to reflect any stock dividend, reorganization or other change.

    ADMINISTRATION.  The 2013 EIP will be administered by the Compensation Committee or another committee of the Board (as applicable, the “Committee”) which meets applicable independence requirements under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code.  Subject to the provisions of our 2013 EIP, the Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, including the conditions for the vesting, performance goals and exercisability of the award, may accelerate the vesting or exercisability of any award, and can interpret the 2013 EIP and adopt, amend, or rescind rules, procedures, agreements, and forms relating to the 2013 EIP.

    ELIGIBILITY.  Employees, directors, and third-party service providers will be eligible to receive awards, although third-party service providers and outside directors of the Company will not be eligible for incentive stock options.  The Committee has the discretion to select the employees, directors, and third-party service providers to whom awards will be granted.  The actual number of individuals or entities who will receive awards cannot be determined in advance because the Committee has the discretion to select the award recipients.

    TYPES OF AWARDS.  The following is a brief summary of the awards which may be granted:

    STOCK OPTIONS.  A stock option (either an incentive stock option or a nonstatutory stock option) entitles the participant to purchase shares of our common stock at specified times at an exercise price set on the grant date.  A participant has no rights as a stockholder with respect to any shares covered by the option until the option is exercised by the participant and shares are issued by the Company.

    At the time of grant, the Committee will determine: (a) whether the award will be an incentive stock option or a nonstatutory stock option; (b) the number of underlying shares; (c) the exercise price, which will not be less than 100% of the fair market value of a share on the grant date; (d) the vesting schedule, which may be time-based or based on performance goals; and (e) the term of the option, which may not exceed 10 years from the grant date.  If the participant’s service with the Company or a subsidiary is terminated due to death or disability, the option will expire 12 months (or such other period specified in the award agreement) after the participant’s service terminates.  If the participant’s service with the Company or a subsidiary is terminated for cause, the option will expire immediately after the Company’s notice or advice of such termination of service is dispatched to the participant.  If the participant’s service with the Company or a subsidiary is terminated for any other reason, the option will expire 90 calendar days after the termination of service.  In no event may the option term exceed the expiration date specified in the award agreement.

   The exercise price must be paid at the time the option is exercised and shares are purchased.  Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, or, if specified in the award agreement, by cashless exercise, by surrendering previously acquired shares of Company common stock, or by other legal consideration.

    STOCK APPRECIATION RIGHTS (“SARs”).  A SAR is an award entitling the participant to receive cash or shares, or a combination thereof, with a value equal to any increase in the value of our shares.  The amount of the award to be paid on an exercise date is determined by multiplying the number of shares for which the SAR is exercised by the excess of the fair market value of a share on the date of exercise over the per share exercise price.  For cash-settled SARs, the participant will have no rights as a stockholder.  For stock-settled SARs, the participant will have no rights as a stockholder with respect to any shares covered by his or her SAR until the award is exercised by the participant and the shares have been issued.

    At the time of grant, the Committee will determine: (a) the number of shares subject to the award; (b) whether the award will be settled in cash, shares, or a combination of both; (c) the exercise price, which will not be less than 100% of the fair market value of a share on the grant date; (d) the vesting schedule; and (e) the term of the SAR, which may not exceed 10 years from the grant date.  A SAR may be granted independently or in combination with a related stock option.

    If the participant’s service to the Company or a subsidiary is terminated due to death or disability, the SAR will expire 12 months (or such other period specified in the award agreement) after the participant’s death or disability.  If the participant’s service with the Company or a subsidiary is terminated for cause, the SAR will expire immediately after notice or advice of the termination of service is dispatched to the participant.  If participant’s service with the Company or a subsidiary is terminated for any other reason, the term of the SAR will expire 90 calendar days (or such other period specified in the award agreement) after the termination of service.  In no event may the SAR term exceed the expiration date specified in the award agreement.

    RESTRICTED STOCK.  A restricted stock award is an award entitling the participant to receive shares that are subject to restrictions on sale or transfer and that are recoverable by the Company if specified conditions are not met.  The lapse of these restrictions may be based on continuing employment (or other business relationship) with the Company and its subsidiaries and/or achievement of performance goals.

    At the time of grant, the Committee will determine: (a) the number of shares subject to the award; (b) the purchase price or consideration (if any) for the shares; (c) the restrictions placed on the shares, whether based on continued service with the Company or a subsidiary or the achievement of performance goals; and (d) the date(s) when the restrictions placed on the shares based upon continued employment will lapse or the performance period during which the achievement of the performance goals will be measured.

    During the period that the restrictions are in place, the participant will have the rights of a stockholder, including voting and dividend rights, except for the right to sell or transfer the shares, but subject to the obligation to return the share under specified circumstances.  Shares received as stock dividends or other stock distributions related to the restricted stock, if any, will be subject to the same vesting criteria as the restricted stock.

    If the participant’s service to the Company or a subsidiary is terminated as a result of death or disability, the restrictions on the restricted stock will lapse on a prorata basis measured by the time of service to the Company or subsidiary from the grant date to the termination of service or other criteria specified in the award agreement.  If the participant’s service is terminated for cause, or for any other reason not specified in the preceding sentence, the restricted stock subject to restrictions that have not previously lapsed will be forfeited immediately after the Company’s notice or advice of termination for cause is dispatched to the participant or upon termination of service for any other reason.

    RESTRICTED STOCK UNIT.  A restricted stock unit is an award entitling the participant to receive shares or the cash equivalent of shares at a future date, subject to restrictions.  The lapse of the restrictions on the restricted stock unit may be based on continuing employment (or other business relationship) with the Company or our subsidiaries and/or achievement of performance goals.

    At the time of grant, the Committee will determine:  (a) the number of shares subject to the award; (b) the purchase price or consideration (if any) for the shares; (c) whether the award will be paid in shares or the cash equivalent of the value of shares; (d) the restrictions placed on the shares, whether based on continued service with the Company or a subsidiary or the achievement of performance goals; and (e) the date(s) when the restrictions placed on the shares based upon continued employment will lapse or the performance period during which the achievement of the performance goals will be measured.

    A restricted stock unit is different from restricted stock in that the participant is not issued shares or the cash equivalent of shares until the restrictions lapse.  Accordingly, the participant does not have stockholder rights until the shares are issued, if at all.

    If a participant’s service to the Company or a subsidiary is terminated due to death or disability, the restrictions on the restricted stock units will lapse on a prorata basis measured by the service from the grant date to the termination of service or the achievement of the performance goals as of the termination of service.  If a participant’s service to the Company or a subsidiary is terminated for cause or for any other reason not specified in the preceding sentence, the restricted stock unit will be forfeited immediately after the Company’s notice or advice of termination for cause is dispatched to the participant or upon termination of service for any other reason.

    QUALIFIED PERFORMANCE-BASED AWARDS.  Any of the awards under the 2013 EIP may be granted as qualified performance-based awards under Section 162(m) of the Code.  As determined by the Committee, the performance goals applicable to an award may be based upon one or more of the following performance criteria:  recognized revenue; invoiced revenue; gross profit or margin; operating profit or margin; exit rate operating income margin (derived by annualizing the cost of sales and operating expense structure in place at fiscal year-end compared to the actual revenues generated in that fiscal year); earnings before or after taxes, interest, depreciation, and/or amortization; net earnings or net income (before or after taxes); earnings per share; share price (including, but not limited to, growth measures and total stockholder return); cost reduction or savings; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); productivity ratios; performance against budget; market share; customer satisfaction; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); productivity metrics; financial ratio metrics; and organizational/transformation metrics.  These measures may be measured against the Company’s performance or other benchmarks.  The Committee may provide in any such award that any evaluation of performance may include or exclude certain specified events that occur during a performance period.

    AUTOMATIC AWARDS OF CASH AND STOCK GRANTS FOR OUTSIDE DIRECTORS.  For each 12 month period of service ending June 30, each outside director will automatically receive $30,000 in cash and common stock valued at $20,000.  Cash compensation will be paid to each outside director in four quarterly installments of $7,500.  The first installment will be paid out on June 30.  The stock award will be received in full the following January 31.  Each outside director may make an irrevocable election to receive all or a portion of their cash compensation award in the form of the Company’s common stock.  The election may be modified each year and any stock received under such election will granted on the date that the cash would have been paid under the quarterly installment plan beginning June 30.  Cash and stock compensation amounts will be reduced on a pro-rata basis for each outside director that has not completed a full 12 months of service.  Each outside director that serves for any portion of the quarter will receive the full compensation amount for that quarter.  For example, an outside director who has completed 4 months of service will receive two quarters’ worth of compensation ($15,000 cash and $10,000 worth of common stock).  An outside director receiving a prorata compensation award is eligible to elect to receive some or all of his cash compensation in the form of common stock.

    LIMITED TRANSFERABILITY OF AWARDS.  Awards generally may not be sold or transferred, other than by will or by the applicable laws of descent and distribution, except pursuant to a domestic relations order entered by a court of competent jurisdiction.

    EFFECT OF CHANGE IN CONTROL.  In the event of a Change in Control of the Company as defined in the 2013 EIP, including certain changes in ownership or Board composition, specified mergers, or sale of all or substantially all of our assets, any outstanding awards will be fully vested and exercisable, including shares that would not otherwise have been vested and exercisable.  In the event of a merger with or into another corporation, any outstanding awards may be assumed by the surviving entity or cancelled in exchange for cash payments corresponding to the merger consideration.  Additionally, in such event, stock options may be cancelled if not exercised on or before the merger date, and restricted stock and restricted stock units may be cancelled in exchange for the merger consideration.

    EFFECTIVE DATE, AMENDMENT AND TERMINATION.  The effective date of the 2013 EIP is September 20, 2013, the date the 2013 EIP was adopted by the Board.  The 2013 EIP, if not extended by the Board, will terminate 10 years after the effective date.  The Board may amend, suspend, or terminate the 2013 EIP at any time and for any reason, subject to any stockholder approval required by applicable law.  Regardless of whether the 2013 EIP is extended, the Committee may only grant incentive stock options during the first 10 years of the 2013 EIP.  No amendment, suspension, or termination of the 2013 EIP will impair the rights of any participant under any award granted prior to such event, unless mutually agreed through a written instrument by the participant and the Company.

Federal Tax Aspects

    The following is a summary of the general federal income tax consequences to participants who are U.S. taxpayers and to the Company relating to awards granted under the 2013 EIP.  This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based upon his or her specific circumstances.  This summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, and does not discuss any gift, estate, excise (including, for example, the rules applicable to excess parachute payments under Code Sections 280G and 4999), or other tax laws other than federal income tax law.  The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.  Because individual circumstances may vary, all participants should consult their own tax advisors concerning the tax implications of awards granted to them under the 2013 EIP.

    INCENTIVE STOCK OPTIONS.  No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax).  If the participant exercises an incentive stock option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss.  If the participant exercises the incentive stock option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.  Any additional gain or loss will be capital gain or loss.

    NONSTATUTORY STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.  No taxable income is recognized when a nonstatutory stock option or a stock appreciation right is granted to a participant.  Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price.  Any additional gain or loss recognized upon later disposition of any shares received on exercise is capital gain or loss.  Ordinary income is subject to income tax and employment tax withholding.

    RESTRICTED STOCK, AND RESTRICTED STOCK UNITS.  The federal income tax consequences of restricted stock and restricted stock units depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards.  In general, unless the participant makes a valid election under Section 83(b) of the Code to be taxed at the time of grant, if an award is subject to a “substantial risk of forfeiture” (e.g., the awards are conditioned upon the future performance of substantial services by the participant) and are nontransferable, the participant will not have taxable income upon the grant of restricted stock or restricted stock units.  Instead, at the time the participant holds stock or other property free of any substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income equal to the fair market value (on that date) of the shares or other property less any amount paid.  In general, we will receive a deduction in the same amount to the extent allowed under Section 162(m) of the Code.

    TAX WITHHOLDING.  Ordinary income recognized on exercise of nonstatutory stock options and stock appreciation rights and on vesting of restricted stock and restricted stock units is subject to income tax and employment tax withholding.  The Committee may allow a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering to us already-owned shares of the Company’s common stock.

    SECTION 409A OF THE CODE.  A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, on the income from a grant at the time the grant becomes vested, plus interest, if the grant constitutes nonqualified deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

    COMPANY TAX EFFECT.  We generally will be entitled to a tax deduction for an award under the 2013 EIP in an amount equal to the ordinary income realized by a participant at the time the participant recognizes the income (for example, the exercise of a nonstatutory stock option).  However, Section 162(m) of the Code limits our ability to deduct the annual compensation to our chief executive officer and the next three most highly compensated officers (other than the chief executive officer and chief financial officer) to $1,000,000 per individual, unless the qualified performance-based compensation requirements of Section 162(m) are met.  These requirements include: (a) stockholder approval of the 2013 EIP, (b) setting limits on the number of shares an individual may receive, and (c) establishing meaningful performance criteria and goals for the awards.  The 2013 EIP has been designed to permit the Committee to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with the awards.

Other Information

    Because all awards made under the 2013 EIP will be made at the Committee’s discretion, the benefits and amounts that will be received or allocated under the 2013 Plan are not determinable at this time.  The closing price of the common stock, as reported on NASDAQ on September 23, 2013, the record date of the 2013 Annual Meeting, was $5.26 per share.

Vote Required and Board Recommendation

    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required to approve the 2013 EIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4

APPROVAL OF ISSUANCE OF SHARES UPON CONVERSION OF CONVERTIBLE NOTES IN EXCESS OF REGULATORY CAP

Summary

    On March 5, 2013, we entered into agreements with our senior lenders and with certain new lenders to refinance our then existing $66 million corporate term debt previously due on June 29, 2013, and to provide $17.5 million in new working capital.  The agreements replaced all previously existing term debt on our balance sheet and established two new instruments, a $30 million senior secured mortgage loan (“Senior Secured Debt”) and $53.5 million in convertible notes (“Convertible Notes”).  With the replacement of the previously existing term debt, the shares of our common stock previously issuable upon conversion of such debt have been eliminated in favor of shares issuable upon conversion of the Convertible Notes.  The Senior Secured Debt is not convertible.

    The Convertible Notes are convertible at any time into our common stock at a price of $8.05 per share.  Interest on the Convertible Notes accrues at 7%, with no principal or interest payments required before maturity on March 5, 2016.  Prepayment is convertible on the same terms as the principal and will total $22.56 million if the Convertible Notes are not repaid or converted prior to the maturity date.  The Convertible Notes have a junior position to the Senior Secured Debt on our balance sheet.

    The Indenture pursuant to which the Convertible Notes were issued (“Indenture”) contains a provision that prohibits any holder of the Convertible Notes (“Holder”) from converting Convertible Notes into common stock to the extent that after such conversion such Holder would own more than 19.99% of our common stock outstanding prior to the issuance of the Convertible Notes (the "Regulatory Cap"), unless we shall have obtained the prior approval of our stockholders to the issuance of conversion shares in excess of the Regulatory Cap.  The Indenture further requires that we seek such stockholder approval.  This Proposal is being submitted in order to obtain such stockholder approval.

    In the event that stockholders approve this Proposal, each Holder will be able to convert its entire principal balance and all accrued interest thereunder into shares of the our common stock, even if the amount of shares received by the Holder upon conversion exceeds the Regulatory Cap, and we will not be required to use our then existing cash resources to repay any principal and interest so converted.  If this Proposal is not approved, the ability of the Holders to convert the Convertible Notes will be limited by the Regulatory Cap.  In such case, Holders who would otherwise be willing to convert their Convertible Notes into conversion shares in excess of the Regulatory Cap will not be able to do so.  We will instead be required to utilize our then existing cash resources to repay principal and interest to such Holders in accordance with the  terms of the Convertible Notes, thereby making such cash resources unavailable to us for immediate operational and asset development activities.

Need for Stockholder Approval

    Our common stock is listed on the Nasdaq Global Market and as such is subject to the Nasdaq Listing Rules.  Listing Rule 5635(b) requires us to obtain stockholder approval prior to certain issuances with respect to common stock or securities convertible into common stock which will result in a change of control of the issuer.  This rule does not specifically define when a change in control of an issuer may be deemed to occur; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or an entity will hold 20% or more of the issuer's then outstanding capital stock.  For the purpose of calculating the holdings of such person or entity, Nasdaq would take into account, in addition to the securities received by such person or entity in the transaction, all of the shares owned by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities held by such person or entity.

    As indicated above, in order to comply with Listing Rule 5635(b), the Indenture contains a provision that prohibits the Convertible Notes of any Holder to be converted into shares of our common stock to the extent that, after such conversion, the Holder would own more than 19.99% of  our common stock outstanding prior to the issuance of the Convertible Notes (the "Regulatory Cap") unless we shall have obtained the prior approval of our stockholders to the issuance of conversion shares in excess of the Regulatory Cap.  The Regulatory Cap is equal to 3,089,006 shares (i.e. 19.99% of our 15,452,756 shares outstanding immediately prior to the Convertible Notes).

    At present, only one Holder is impacted by the Regulatory Cap.  LC Capital Master Fund (“Lampe Conway”) holds 55% of the Convertible Notes.  Immediately prior to the issuance of the Convertible Notes, Lampe Conway was the holder of 905,000 shares of our outstanding common stock, representing approximately 5.86% of the 15,452,756 shares then outstanding.  The conversion in full by Lampe Conway of the $29,426,000 in principal under the Convertible Notes held by it would result in the issuance of 3,655,404 shares of our common stock.  Further, the conversion of up to $12,417,772 in interest which may accrue, should Lampe Conway hold its Convertible Notes for their full five year term, would result in the issuance of an additional 1,542,580 shares of our common stock, resulting in a total of 5,197,984 shares potentially issuable to Lampe Conway upon conversion of the Convertible Notes at maturity.  Therefore, the number of shares potentially issuable to Lampe Conway upon conversion of principal and accrued interest under the Convertible Notes, when combined with shares held by Lampe Conway prior to issuance of the Convertible Notes, exceeds the Regulatory Cap.  Pursuant to the Regulatory Cap, no more than 2,184,006 shares can be issued to Lampe Conway upon conversion of the Convertible Notes unless and until stockholder approval is obtained to such issuances.  If this Proposal s approved, we will be allowed to issue shares to Lampe Conway in excess of the Regulatory Cap upon conversion of the Convertible Notes held by it.

    As required under the Listing Rule, shares issuable to Lampe Conway upon conversion of the Convertible Notes may not be voted on this Proposal.  As of the date hereof, neither Lampe Conway nor any other Holder has converted any part of the Convertible Notes.

    Stockholders should note that a change of control as described under Listing Rule 5635(b) applies only with respect to the application of such Listing Rule.  Notwithstanding this Listing Rule, the Company does not deem the issuance of the Convertible Notes to have resulted in an actual change in control.

Consequences of Approval of Potential Issuance of Shares in Excess of Regulatory Cap

    If Proposal 4 is approved, the Company would be allowed to issue shares in excess of the Regulatory Cap upon conversion of the Convertible Notes.

 Conversion Terms.

    $53,500,000 in principal amount of the Convertible Notes (including $29,426,000 held by Lampe Conway) and accrued interest thereon is convertible at any time into shares of our common stock at a conversion price of $8.05 per share.

    This conversion price is set for the entire term of the Convertible Notes, subject only to normal adjustments in the event of stock splits, stock dividends and other recapitalization events, and subject to further adjustment in the event of an actual change in control of the Company.  In the event of an actual change of control, the Holders would be able to elect to either require us to repay the Convertible Notes or to have the Convertible Notes converted into shares of our common stock.

 Dilutive Effect.

    If Proposal 4 is approved, our stockholders immediately prior to the issuance of any shares in excess of the Regulatory Cap could incur dilution in their percentage ownership of our common stock.  Although the actual number of shares that may be issued upon conversion of the Convertible Notes is not certain, assuming that all outstanding principal and accrued interest is converted upon the five year maturity of the Convertible Notes, a total of 9,443,140 shares of our common stock would be issued, of which 5,197,984 would be issued to Lampe Conway and/or its successors in interest.  Pursuant to the Regulatory Cap, Lampe Conway cannot be issued more than 2,184,006 shares upon conversion of the Convertible Notes unless and until stockholder approval is obtained for such issuances.  If Proposal 4 is approved, Lampe Conway will be able to convert the Convertible Notes in full, which would result in additional dilution to our stockholders.  However, any conversion of the Convertible Notes would at the same time relieve us of our obligation to repay principal and accrued interest so converted.

    The number of shares issuable upon conversion to the Convertible Notes’ other Holders would not, when combined with shares held by such other Holders, result in any other Holder owning more than 19.99% of the amount of our common stock outstanding prior to issuance of the Convertible Notes.  Therefore, the issuance of shares of common stock to the other Holders upon conversion of the Convertible Notes will not exceed the Regulatory Cap and accordingly such shares may be issued upon conversion of the Convertible Notes by the other Holders whether or not Proposal 4 is approved.

Consequences of Failure to Obtain Approval of Potential Issuance of Shares in Excess of Regulatory Cap

    If Proposal 4 is not approved, we will not be able to issue shares of common stock to any Holder in excess of the Regulatory Cap.  At present, Lampe Conway is the only Holder so impacted.  Accordingly, we estimate that, if held to maturity, approximately $24 million of principal and accrued interest under the Convertible Notes currently held by Lampe Conway would not be convertible into common stock should this Proposal not be approved.  We will continue to be obligated to repay this principal and accrued interest when due, thereby requiring us to utilize our then existing cash resources for this purpose.  Cash so used would, as a consequence, be unavailable to us for other potentially more desirable operational and asset development activities.

    Under the Convertible Notes, outstanding principal and accrued interest are payable March 5, 2018, subject to optional prepayment by us under limited circumstances.  We cannot at this time provide any assurances as to whether or how we will be able to repay outstanding principal and accrued interest under the Convertible Notes, if required, and what the dilutive and other effects to our stockholders resulting from any such funding would be.

    As noted previously, the issuance of shares of common stock upon conversion of principal and accrued interest under the Convertible Notes currently held by Holders other than Lampe Conway will not exceed the Regulatory Cap and accordingly such shares may be issued upon conversion of the Convertible Notes currently held by such Holders whether or not Proposal 4 is approved.

Additional Information

    The Indenture, a Private Placement Purchase Agreement, an Exchange Agreement, and the respective exhibits thereto (including the form of Convertible Notes), all of which were executed in connection with the issuance of the Convertible Notes, are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission on March 15, 2013.  A Registration Statement on Form S-3, as amended, was filed with the Securities and Exchange Commission on June 25, 2013 in connection with the satisfaction of certain registration obligations arising under a Registration Rights Agreement entered into by us with the Holders in connection with the issuance of the Convertible Notes.  A form of this Registration Rights Agreement is attached as an exhibit to the Private Placement Purchase Agreement and the Exchange Agreement filed as exhibits to the aforementioned Form 10-K.

    THIS SUMMARY OF THE TERMS OF THE CONVERTIBLE NOTES IS INTENDED TO PROVIDE YOU WITH CERTAIN MATERIAL INFORMATION CONCERNING THE CONVERTIBLE NOTES AND THE TRANSACTION PURSUANT TO WHICH THE CONVERTIBLE NOTES WERE ISSUED.  YOU SHOULD ALSO REVIEW THE INDENTURE, THE PRIVATE PLACEMENT PURCHASE AGREEMENT, THE EXCHANGE AGREEMENT AND THE RESPECTIVE EXHIBITS THERETO (INCLUDING THE FORM OF CONVERTIBLE NOTES), WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IN THEIR ENTIRETY.  THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH SUCH DOCUMENTS.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

    This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to consider the compensation of our named executive officers as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather to provide an opportunity for our stockholders to express their opinion of the overall compensation program for our named executive officers and the philosophy, policies and practices described in this proxy statement.

    As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company is focused on the long-term development of our significant land and water assets and, as a result, our compensation programs have been designed to attract and retain well-qualified executives with experience in the water and asset development sector, a highly competitive and specialized marketplace, and to encourage achievement of our business and financial objectives for our assets, which are typically long-term in nature.  The Compensation Committee has established competitive compensation programs that emphasize incentives that encourage our executive officers to achieve our long-term goals and also align the financial interests of the executive officers and management with those of our stockholders.  These long-term incentives are also guided by stockholder approved plans, an important feature of our compensation philosophy and program.

    We request that our stockholders consider and approve the following resolution:

    “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures is hereby APPROVED.”

    This vote is nonbinding and advisory.  However, our Board and Compensation Committee will consider the outcome of the vote when making decisions related to the executive compensation for our named executive officers in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

    The Board of Directors does not know of any other matters that may come before the annual meeting.  However, if any other matter shall properly come before the annual meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

    Stockholder proposals to be included in our proxy statement for the 2014 annual meeting must be received by the Secretary of the corporation at 550 S. Hope Street, Suite 2850, Los Angeles, California 90071 no later than December 31, 2013.  For a proposal to be included, you must comply with the rules of the SEC governing the submission of stockholder proposals.

    Under our bylaws, no business may be brought before the 2014 annual meeting unless it is specified in the notice of the meeting, is otherwise properly brought before the meeting by or at the direction of the Board of Directors, or is properly brought before the meeting by a stockholder who has delivered notice to the Secretary of the corporation (containing certain information specified in the bylaws) not less than 90 days prior to the annual meeting.  If such a stockholder notice is not timely but is nevertheless presented at the 2014 annual meeting, the proxies solicited for that meeting may confer discretionary voting authority with respect to the business proposed.  These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

ADDITIONAL INFORMATION

    This proxy statement is accompanied by our Annual Report on Form 10-K for the year ended December 31, 2012, as amended.  Exhibits to the Form 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Corporate Communications, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

By Order of the Board of Directors

Los Angeles, California
October 7, 2013

APPENDIX A

CADIZ INC.

2013 EQUITY INCENTIVE PLAN

Section 1.                      Purpose.  The purposes of the Plan are to attract, motivate, and retain Employees, Directors, and Consultants of Cadiz Inc. and its Subsidiaries; to offer selected Employees, Directors, and Consultants the opportunity to acquire proprietary interests in the Company by purchasing or receiving shares of the Company’s Stock or other similar rights; and to promote the success of the Company.  The Plan provides for the grant of Nonstatutory Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and, in the case of Outside Directors only, cash compensation in respect of their service on the Board.  The Plan also is intended to provide shares of Stock for Awards granted to Employees, Consultants and Directors under other compensation plans offered by the Company and its Subsidiaries.

Section 2.                      Definitions.

(a)           “Affiliated SAR” means an SAR granted in connection with an Option such that the exercise of the Option does not cancel the SAR, but rather results in the exercise of the SAR.

(b)           “Applicable Laws” means the requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange or quotation system on which the Stock is listed or quoted, and other similar laws.

(c)           “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and awards to Outside Directors pursuant to Section 12.

(d)           “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan and shall include, among other things, the following information, if applicable to the Award: (i) Exercise Price, (ii) number of shares of Stock or Stock equivalents, (iii) exercise schedule, (iv) vesting schedule, (v) restrictions, (vi) dates and conditions for lapse of restrictions, and (vii) expiration dates.

(e)           “Board” means the Board of Directors of the Company.

(f)           “Cause” means (A) if the Participant is a party to an employment or other similar service agreement with the Company (a “Service Agreement”), and “cause” is defined therein, such definition, or (B) if the Participant is not party to a Service Agreement or the Participant’s Service Agreement does not define “cause”, then Cause means any of the following that has a material adverse effect upon the Company or any Subsidiary:

(i)           the Participant’s material failure to perform his duties which remains uncured for more than ten (10) days after a written warning (except in the case of a deliberate and bad faith failure to perform his duties, which shall require no warning),

(ii)          the Participant’s breach of his fiduciary duty to the Company,

(iii)         the Participant’s indictment (or equivalent) for a felony or other serious crime, or

(iv)         the Participant’s commission of a wrongful act that would make the continuance of his employment by the Company detrimental to the Company.

(g)           “Change in Control” means the first to occur of any of the following events:

(i)           The date on which any one person, or more than one person acting as a group, becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Company entitled to vote in the election of Directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control.  The acquisition of additional Stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the Stock of the Company entitled to vote in the election of Directors is not a Change in Control.

(ii)           During any period of not more than twelve (12) consecutive months during which the Company continues in existence, not including any period prior to the effective date of this Plan, individuals who, at the beginning of such period, constitute the Board, and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this subsection 2(g)) whose appointment to the Board or nomination for election to the Board was approved by a vote of a majority of the Directors then still in office, either were Directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(iii)           The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of capital stock of the Company possessing thirty percent (30%) or more of the total voting power of the capital stock of the Company entitled to vote in the election of Directors.

(iv)           The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value greater than 50% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a Change in Control if the assets are transferred to:

(A)           a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)           an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)           a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)           an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined for purposes of Section 409A of the Code and “Change in Control” as used herein shall be interpreted consistently therewith.

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)           “Committee” means a committee or subcommittee of the Board, described in subsection 4(a), or in the absence of such a committee, the Board.

(j)           “Company” means Cadiz Inc., a Delaware corporation.

(k)           “Consultant” means any individual or entity, other than an Employee or Director, who provides services to the Company or a Subsidiary in the capacity of an advisor or consultant.

(l)           “Director” means a member of the Board.

(m)           “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which:

(i)           renders the Participant unable to engage in any substantial gainful activity; or

(ii)           results in the Participant receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company for the benefit of its employees.

Disability shall be interpreted in a manner consistent with Section 409A of the Code and shall be determined by the Committee in its sole discretion, after consideration of such evidence as it may require, including a report or reports of such physician or physicians as the Committee may designate.

(n)           “Domestic Relations Order” means a “domestic relations order” as defined in Section 414(p)(1)(B) of the Code.

(o)           “Employee” means any individual employed by the Company or by a Subsidiary and reflected as an employee on a payroll of the Company or of a Subsidiary.

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)           “Exercise Price” means the amount specified per share of Stock, at which Stock may be purchased on exercise of an Option or above which payment is to be made on exercise of a Stock Appreciation Right, in each case as specified by the Committee in the applicable Award Agreement.

(r)           “Fair Market Value” of the Stock on any given date under the Plan shall be determined as follows:

(i)           If the Stock is at the time readily tradable on an established securities market, then the fair market value shall be the closing selling price per share of the Stock on the date of determination on the securities market determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape transactions on such market.  If there is no reported sale of the Stock on such market on the date of determination, then the fair market value shall be the closing price on such market on the last preceding date for which such quotation exists; or

(ii)           If the Stock is at the time not readily tradable on an established securities market, then the then the fair market value shall be determined by the Committee by the reasonable application of a reasonable valuation method, taking into account such considerations as may be applicable for purposes of or specified in Section 409A of the Code and Treasury Regulations thereunder.

(s)           “Freestanding SAR” means a SAR granted as an independent Award and not granted in connection with an Option.

(t)           “Grant Date” means, with respect to an Award, the date of the Committee action granting the Award or such later date as is specified in the Award Agreement; provided, that grants of Stock to Outside Directors pursuant to Section 12 should in all cases be made on June 30.

(u)           “Grantee” means an individual who holds a Restricted Stock, RSU or Stock Appreciation Right Award.

(v)           “Incentive Stock Option” or “ISO” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)           “Nonstatutory Option” means a stock option not described in Section 422(b) or 423(b) of the Code.

(x)           “Option” means an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase shares of Stock.

(y)           “Optionee” means an individual or entity that holds an Option.

(z)           “Other Incentive Plan” means any short-term or long-term bonus or other incentive compensation plan offered by the Company or a Subsidiary, through which the Company or the Subsidiary may pay benefits in Awards or shares of Stock under this Plan.

(aa)          “Outside Director” means a Director who is not an Employee and who is an “outside director” within the meaning of Section 162(m) of the Code.

(bb)          “Participant” means the holder of an outstanding Award.

(cc)           "Performance-Based Award” means an Award granted pursuant to Section 7, 8, 9 or 10, but which is subject to the terms and conditions set forth in Section 11.  All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

(dd)           “Performance Criteria” means the factor or factors utilized by the Committee in establishing the Performance Goals applicable to an Award, from among the following measures:

          (i)           revenue;

          (ii)          gross profit or margin;

          (iii)         operating profit or margin;

          (iv)         earnings before or after taxes, interest, depreciation, and/or amortization;

          (v)          net earnings or net income (before or after taxes);

          (vi)         earnings per share;

          (vii)        share price (including, but not limited to, growth measures and total stockholder return);

          (viii)       cost reduction or savings;

          (ix)          return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

          (x)           cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

          (xi)          productivity ratios or other metrics;

          (xii)         performance against budget;

          (xiii)        market share;

          (xiv)        working capital targets;

          (xv)         economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

          (xvi)        financial ratio metrics; and

          (xvii)       organizational/transformation metrics.

The Performance Criteria utilized may differ from Participant to Participant and from Award to Award.  Any Performance Criteria, or any combination thereof, may be used to measure the performance of the Company or any Subsidiary, as a whole, or any business unit of the Company, or any Subsidiary, as the Committee deems appropriate. Performance Criteria may be measured in absolute terms or may be compared to (i) the performance of a group of comparative companies, (ii) a published or special index that the Committee deems appropriate, (iii) with respect to return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue), various stock market indices and/or (iv) other benchmarks approved by the Committee.

(ee)           “Performance Goals” means the goals established in writing by the Committee for a Performance Period based upon Performance Criteria selected by the Committee.  The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual.  The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for a Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(ff)            “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(gg)          “Plan” means this Cadiz Inc. 2013 Equity Incentive Plan, as it may be amended from time to time.

(hh)          “Qualified Performance-Based Compensation” means any compensation that is “payable solely on account of the attainment of one or more performance goals” as described in and meeting the requirements of Section 162(m)(4)(C) of the Code.

(ii)             “Restricted Stock” means an Award granted pursuant to Section 9 of shares of Stock subject to conditions or restrictions set by the Committee.

(jj)            “Restricted Stock Unit” or “RSU” means an Award granted pursuant to Section 10 to receive Stock or the economic equivalent of Stock subject to conditions or restrictions set by the Committee, without the issuance of Stock at time of grant.

(kk)          “Stock” means the common stock of the Company.

(ll)            “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 8 to receive the appreciation in the Fair Market Value of Stock following the Grant Date, which may be granted alone (as a Freestanding SAR) or in connection with a related Option (as either an Affiliated SAR or a Tandem SAR).

(mm)         “Subsidiary” means any corporation in which the Company and/or one or more other Subsidiaries own fifty percent (50%) or more of the total combined voting power of all classes of outstanding stock of such corporation.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of the date such status is attained.

(nn)          “Substitute Award” means an Award described in Section 13.

(oo)          “Tandem SAR” means a SAR granted in connection with a related Option such that the exercise of the SAR requires the surrender of the related Option and the exercise of the related Option requires the surrender of the SAR.

(pp)          “Termination of Service” means (i) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary from the Company, but excluding any such termination where there is a simultaneous commencement or continuation of status as a Consultant or as a Director; (ii) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous commencement or continuation of status as an Employee or as a Director; and (iii) in the case of a Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, or non-reelection to the Board, but excluding any such termination where there is a simultaneous commencement or continuation of status as an Employee or as a Consultant.

A transfer in employment or other service relationship from the Company to a Subsidiary or from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a Termination of Service.  With respect to any Award that may provide for nonqualified deferred compensation subject to Section 409A of the Code, whether Termination of Service has occurred shall be determined based on whether the facts and circumstances indicate that the Company and the Employee, Director or Consultant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Employee, Director or Consultant would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36 months (or the full period of service if less than 36 months), and such determination shall be made in accordance with Section 409A of the Code and the Treasury Regulations thereunder.

(qq)          “Year” means a fiscal year of the Company.

Section 3.                      Stock Subject to Plan; Limitations.  (a)  Maximum Plan Shares.  The maximum aggregate number of shares of Stock and Stock equivalents reserved and available for the grant of Awards under the Plan is nine hundred and fifty thousand shares.  No more than three hundred thousand shares of such Stock and Stock equivalents shall be available for grant as Restricted Stock and Restricted Stock Units combined.  For purposes of these limitations, the shares of Stock and Stock equivalents underlying any Awards that expire unexercised or that are forfeited, canceled, reacquired by the Company at cost, satisfied without the issuance of Stock or payment of cash, or otherwise terminated (other than by exercise) shall be added back to the shares of Stock and Stock equivalents available for grant under the Plan.  Shares of Stock and Stock equivalents (i) tendered by a Participant to pay the exercise price of an Award; (ii) withheld by the Company for taxes or (iii) repurchased by the Company with any cash proceeds from option exercises shall not be added back to the shares of Stock and Stock equivalents available for grant under the Plan.  Stock-Settled SARs are counted on a gross and not a net basis.  The shares of Stock available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)           Individual Award Limitations.  In addition to the overall limitations set forth in subsection 3(a), Awards granted to any one Participant during any one calendar year period shall not exceed three hundred thousand shares of Stock and Stock equivalents.

(c)           No Double Counting Tandem SARs.  For purposes of the limitations set forth in subsections 3(a) and (b), the shares of Stock and Stock equivalents subject to a Tandem SAR and its related Option shall be counted only once.

Section 4.                      Administration.  (a)  Establishment of Committee.  The Board shall have the authority to administer the Plan, but may delegate its administrative powers under the Plan, in whole or in part, to a committee of the Board or to a subcommittee of any such committee of the Board.

(b)           Committee Procedures.  The Board (or in absence of action by the Board, the Committee) shall designate one of the members of each Committee as chairman.  Any such Committee may hold meetings at such times and places as its chairman or a majority of the members of the Committee shall determine.  The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(c)           Section 162(m) Committee.  Any Awards that are intended to be Qualified Performance-Based Compensation shall be granted and, as it relates to such Awards, the Plan shall be administered by a Committee of two or more Outside Directors.

(d)           Rule 16b-3 Committee.  Any Awards to Participants who are subject to Section 16 of the Exchange Act shall be granted and, as it relates to such Awards, the Plan shall be administered by a Committee of two or more members of the Board who qualify as “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act, and such Awards shall be structured to satisfy the requirements for exemption under Rule 16b-3 under the Exchange Act.

(e)           Committee Responsibilities.  Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)           To interpret the Plan and to apply its provisions;

(ii)          To adopt, amend, or rescind rules, procedures, agreements and forms relating to the Plan;

(iii)         To authorize any person to execute, on behalf of the Company, any instrument (including, but not limited to any Award Agreement) required to carry out the purposes of the Plan;

(iv)         To determine when Awards are to be granted under the Plan;

(v)          To select the Participants;

(vi)         To determine the number of shares of Stock or Stock equivalents to be made subject to each Award;

(vii)        To prescribe the terms and conditions of each Option and SAR on the Grant Date, including (without limitation) the Exercise Price, to determine whether each such Option is to be classified as an ISO or as a Nonstatutory Option, to determine whether each such SAR is to be settled in Stock or in cash, and to specify the provisions of the Award Agreement relating to such Option or SAR;

(viii)       To prescribe the terms and conditions of each Restricted Stock and RSU Award on the Grant Date, including (without limitation) restrictions (if any), to specify whether each such Restricted Stock and RSU Award is to be settled in Stock or in cash, and to specify the provisions of the Award Agreement relating to such Restricted Stock or RSU Award;

(ix)          To amend any outstanding Award Agreement, subject to applicable legal restrictions, the provisions of this Plan and the terms and conditions of such Award Agreement;

(x)           To prescribe the consideration for the grant of each Award under the Plan and to determine the sufficiency of such consideration; and

(xi)          To take any other actions deemed necessary or advisable for the administration of the Plan.

(f)           Arbitration.  Any dispute or claim concerning any Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California.  The Company shall pay all arbitration fees.  In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs.  By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

(g)           Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company, to the fullest extent permitted by law, against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 5.                      Eligibility.  (a)  General Rules.  Employees, Consultants and Directors shall be eligible for the grant of Awards as designated by the Committee.  However, Consultants and Directors who are not also Employees shall not be eligible for the grant of ISOs.

(b)           Ten-Percent Stockholders.  An Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless:

(i)           The Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date; and

(ii)          Such ISO by its terms is not exercisable after the expiration of five (5) years from the Grant Date.

(c)           Stock Ownership.  For purposes of subsection 5(b), in determining an Employee’s stock ownership, the attribution rules of Section 424(d) of the Code shall apply.  For purposes of subsection 5(b), “outstanding stock” shall be determined under the rules pertaining to Section 422(b) of the Code and shall include all Stock actually issued and outstanding immediately after the grant, including Restricted Stock, but shall not include shares of Stock authorized for issuance under any Option that has not been exercised.

Section 6.                      Modifications and Restrictions.  (a)  Amendment, Modification, Extension and Renewal of Awards.  Within the limitations of the Plan, and subject to Section 6(b), the Committee may amend, modify, extend or renew outstanding Awards or may cancel or accept the cancellation of outstanding Awards in return for the grant of new Awards at the same or a different price.  The foregoing notwithstanding, no amendment or modification of an Award shall, without the consent of the Participant, impair the Participant’s rights or increase his or her obligations under such Award.  A change in the tax consequences of an Award shall not be considered an impairment of rights or an increase in obligations under the Award.

(b)           Restriction on Repricing of Options and SARs.  No outstanding Option or SAR shall be amended to reduce its Exercise Price or cancelled and replaced with a new Award (of the same type or of any different type) having a lower Exercise Price (or other purchase price) for any reason, without the prior approval of the Company’s stockholders entitled to vote at a meeting of stockholders.

(c)           No Reload Options or SARs.  No Option or SAR shall provide for the automatic grant of replacement or reload Options or SARs upon the Optionee or Grantee exercising the Option or SAR and paying the Exercise Price by tendering shares of Stock, net exercise or otherwise.

Section 7.                      Options.  (a)  Nature of Options.  An Option is an Award entitling the Participant to purchase shares of Stock, subject to vesting requirements, at the Exercise Price set on the Grant Date.  Options granted under the Plan may be either ISOs or Nonstatutory Stock Options.  However, notwithstanding any designation of an Option as an ISO, to the extent that the aggregate Fair Market Value of the shares of Stock with respect to which the Option and any previously granted Options (and any other previously granted options to acquire Stock under all other plans of the Company) are exercisable for the first time by the Optionee during any calendar year exceeds $100,000, the Option shall be treated as a Nonstatutory Option.

(b)           Exercise Price.  The Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date, or such higher amount as is provided in subsection 5(b) with respect to specified ISOs.

(c)           Exercisability.  The exercise schedule of each Option shall be determined by the Committee in its sole discretion and shall be set forth in the Award Agreement; provided, however, that in the event of the Optionee’s Termination of Service, the Option shall be exercisable only to the extent the Option was exercisable on the date of such Termination of Service, unless otherwise specified in the Award Agreement.

(d)           Term.  The term of each Option shall not exceed ten (10) years from the Grant Date.  Subject to the preceding sentence, the Committee in its sole discretion shall determine and specify in the Award Agreement the date on which an Option is to expire.  In the event of an Optionee’s Termination of Service:

(i)           As a result of such Optionee’s death or Disability, the Option shall expire twelve (12) months (or such other period specified in the Award Agreement) after such death or Disability, but not later than the original expiration date specified in the Award Agreement.

(ii)          By the Company for Cause, the Option shall expire immediately after the Company’s notice or advice of such Termination of Service is dispatched to the Optionee, but not later than the original expiration date specified in the Award Agreement.

(iii)         For any reason other than the Optionee’s death or Disability or by the Company for Cause, the Option shall expire ninety (90) calendar days (or such other period specified in the Award Agreement) after such Termination of Service, but not later than the original expiration date specified in the Award Agreement.

(e)           No Rights as a Stockholder.  An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any shares of Stock covered by his or her Option until the issuance of a stock certificate for such shares of Stock.

Section 8.                      Stock Appreciation Rights.  (a)  Nature of a SAR.  A SAR is an Award entitling the Grantee to receive shares of Stock, cash, or a combination thereof, which shall be determined by the Committee on the Grant Date and set forth in the Award Agreement, having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the per share Exercise Price set by the Committee on the Grant Date.  The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

(b)           Exercise Price.  The Exercise Price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date.  The Exercise Price of a Tandem SAR or an Affiliated SAR shall equal the Exercise Price of the related Option.

(c)           Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the shares of Stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option.  A Tandem SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.  With respect to a Tandem SAR granted in connection with an Incentive Stock Option:  (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the amount of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the shares of Stock subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the shares of Stock subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(d)           Exercise of Affiliated SARs.  An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option.  The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of shares of Stock subject to the related Option.

(e)           Exercise of Freestanding SARs.  Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

(f)           Term.  The term of each SAR shall not exceed ten (10) years from the Grant Date.  Subject to the preceding sentence, the Committee in its sole discretion shall determine and specify in the Award Agreement the date on which the SAR is to expire.  In the event of a Participant’s Termination of Service:

(i)           As a result of such Participant’s death or Disability, the SAR shall expire twelve (12) months (or such other period specified in the Award Agreement) after such death or Disability, but not later than the original expiration date specified in the Award Agreement.

(ii)          By the Company for Cause, the SAR shall expire immediately after the Company’s notice or advice of such Termination of Service is dispatched to the Participant, but not later than the original expiration date specified in the Award Agreement.

(iii)         For any reason other than the Participant’s death or Disability or by the Company for Cause, the Option shall expire ninety (90) calendar days (or such other period specified in the Award Agreement) after such Termination of Service, but not later than the original expiration date specified in the Award Agreement.

(g)           No Rights as a Stockholder.  A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any shares of Stock covered by his or her SAR until the issuance of a stock certificate for such shares of Stock.

Section 9.                      Restricted Stock.  (a)  Nature of a Restricted Stock Award.  A Restricted Stock Award is an Award of shares of Stock subject to such restrictions and conditions, at a purchase price, if any, and for such consideration, all as the Committee shall determine on the Grant Date.  Such Restricted Stock issuances may be based, at the discretion of the Committee, on continuing employment (or other business relationship) with the Company and its Subsidiaries and/or achievement of pre-established Performance Goals.

(b)           Restrictions.  The Committee shall determine at the time of grant, and shall specify in the Award Agreement, the restrictions on the Restricted Stock and the date(s) on which the restrictions shall lapse or the Performance Goals that are to be met to cause such restrictions to lapse.  The conditions for lapse of any restrictions, and whether such conditions have been met, shall be determined by the Committee in its sole discretion.

(c)           Escrow of Restricted Stock.  Until all restrictions have lapsed or been removed, the Secretary, or such other escrow holder as the Committee may appoint, shall retain custody of any certificates representing the Restricted Stock subject to the Award; provided, however, that in no event shall the Grantee have physical custody of any certificates representing shares of Restricted Stock awarded to him or her until all restrictions thereon have lapsed or been removed.

(d)           Termination of Service.  In the event of Grantee’s Termination of Service:

(i)           As a result of Grantee’s death or Disability, then, except as otherwise specified in the Award Agreement, the restrictions on the Restricted Stock subject to the Award shall lapse as to a pro rata portion of the shares of such Restricted Stock (net of any shares as to which the restrictions previously have lapsed), with such pro rata portion based on the ratio of the number of days between the Grant Date and the date of Termination of Service to the number of days between the Grant Date and the date on which all such restrictions were scheduled to lapse under the Award Agreement.  In such event, the Grantee shall forfeit the balance of such Restricted Stock as to which the restrictions have not yet lapsed, and the Restricted Stock so forfeited shall be returned to the Company.

(ii)          By the Company for Cause, or as a result of any other event not specified in subsection 9(d)(i) (except a Change in Control which is governed by Section 17), the portion of the Restricted Stock Award for which the restrictions have not lapsed as of the Termination of Service shall be forfeited immediately after the Company’s notice or advice of such Termination of Service for Cause is dispatched to Grantee or on the date of Termination of Service for any other reason, except as otherwise specified in the Award Agreement.

(e)           No Fractional Shares.  In determining the number of shares of Restricted Stock for which the restrictions have lapsed, fractional shares shall be rounded down to the nearest whole number, provided that such fractional shares shall be aggregated and earned at such time as all restrictions lapse.

(f)           Rights as Stockholder.  Upon delivery of the Restricted Stock to the escrow holder or other action taken by the Committee pursuant to subsection 9(c), the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, subject to the restrictions and the Award Agreement, including the right to vote the Restricted Stock and the right to receive all dividends or other distributions paid or made with respect to the Restricted Stock; provided, however, that any additional shares of Restricted Stock to which Grantee shall be entitled as a result of stock dividends, stock splits, or any other form of recapitalization in respect of shares of Stock subject to restrictions shall also be subject to the restrictions until the restrictions on the underlying shares of Stock lapse.

Section 10.                      Restricted Stock Units.  (a)  Nature of a Restricted Stock Unit.  A Restricted Stock Unit is an Award entitling the Grantee to receive shares of Stock or the cash equivalent of the shares of Stock at a future date, subject to restrictions and conditions.  The Committee shall determine on the Grant Date and shall specify in the Award Agreement for each Award of Restricted Stock Units whether the Award is to be settled in Stock or in cash and the consideration to be provided by the Grantee for such Award.  Such Restricted Stock Unit issuances may be based, at the discretion of the Committee, on continuing employment (or other business relationship) with the Company and its Subsidiaries and/or achievement of pre-established Performance Goals.

(b)           Restrictions.  The Committee shall determine at the time of grant, and shall specify in the Award Agreement, the restrictions on the Restricted Stock Units and the date(s) on which the restrictions shall lapse or the Performance Goals that are to be met to cause such restrictions to lapse.  The conditions for lapse of any restrictions, and whether such conditions have been met, shall be determined by the Committee in its sole discretion.

(c)           Form and Timing of Payment of Restricted Stock Units.  Payment of Restricted Stock Units will be made as soon as practicable after the lapse of the restrictions.

(d)           Termination of Service.  In the event of Grantee’s Termination of Service:

(i)           As a result of Grantee’s death or Disability, then, except as otherwise specified in the Award Agreement, the restrictions on the shares of Stock or Stock equivalents subject to the Restricted Stock Units shall lapse as to a pro rata portion of such Restricted Stock Units (net of any shares as to which the restrictions previously have lapsed), with such pro rata portion based on the ratio of the number of days between the Grant Date and the date of Termination of Service to the number of days between the Grant Date and the date on which all such restrictions were scheduled to lapse under the Award Agreement.  In such event, the Grantee shall forfeit the right to earn the balance of such Restricted Stock Units as to which the restrictions have not yet lapsed.

(ii)          By the Company for Cause, or as a result of any other event not specified in subsection 10 (d)(i) (except a Change in Control which is governed by Section 17), the portion of the Restricted Stock Units for which the restrictions have not lapsed as of the Termination of Service shall be forfeited immediately after the Company’s notice or advice of such Termination of Service for Cause is dispatched to Grantee or on the date of Termination of Service for any other reason, except as otherwise specified in the Award Agreement.

(e)           Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Award Agreement evidencing such Restricted Stock Unit Award.

Section 11.                      Performance-Based Awards.  (a)  Nature of Performance-Based Awards.  The purpose of this Section 11 is to provide the Committee the ability to qualify Awards as Qualified Performance-Based Compensation.  If the Committee, in its discretion, decides to grant a Performance-Based Award to an Employee, the provisions of this Section 11 shall control over any contrary provision contained in Sections 7, 8, 9 and 10; provided, however, that the Committee may in its discretion grant Awards to Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 11.

(b)           Applicability.  This Section 11 shall apply only to those Employees selected by the Committee to receive Performance-Based Awards.  The designation of an Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award.  Moreover, designation of an Employee as a Participant for a particular Performance Period shall not require designation of such Employee as a Participant in any subsequent Performance Period and designation of one Employee as a Participant shall not require designation of any other Employees as a Participant in such period or in any other period.

(c)           Procedures With Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which may be granted to one or more Employees, no later than ninety (90) calendar days following the commencement of any Year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and

(iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Employee for such Performance Period.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs or other executive termination costs; extraordinary items (as defined in generally accepted accounting principles or any successor thereto); acquisitions or divestitures, including asset sales; the positive or negative impact of foreign exchange movements; stock-based compensation expense; in-process research and development expenses related to acquisitions; acquired intangible asset amortization; integration and other one-time expenditures or other adjustments related to acquisitions; material acquisition costs; merger costs, including severance, lease and other facility costs of the acquired company; gains or losses associated with either the repurchase or potential settlement of any or all of the Company’s outstanding debt or convertible debt instruments; and/or the positive or negative impacts associated with the implementation of International Financial Reporting Standards.  Following the completion of each Performance Period, the Committee, in its sole discretion, shall determine whether the applicable Performance Goals have been achieved for such Performance Period and shall certify such determination in writing.  In determining the amount earned by an Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)           Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant.  Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.  In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole discretion, such reduction or elimination is appropriate.

(e)           Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to an Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation under Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 12.                      Automatic Awards of Cash and Stock Grants for Outside Directors.  (a) Outside Directors shall automatically be granted cash compensation and Stock as follows:

(i)           Annual Awards.  Each Outside Director shall, on June 30th of every year, receive payment of annual compensation consisting of (A) cash compensation of $30,000 (which shall be paid in four quarterly installments of $7,500 over the succeeding twelve months) and (B) a Restricted Stock Unit award with a value equal to $20,000 (calculated with reference to the average closing price of the Stock for the month preceding the annual Grant Date).  Any Outside Director who has not served as a Director for the full twelve months preceding any June 30th shall be entitled to receive one-quarter of the annual compensation award described in this subsection 12(a)(i) for each three months (or portion thereof) served by such Director, so that, by way of example, a director whose service commenced on February 1 of a year would be entitled to $15,000 in cash and $10,000 in RSUs as of June 30th, inasmuch as such Director will have served for one full three-month-period and one partial three month period as of that date.

(ii)          Payment of RSUs.  Grants of RSUs pursuant to this Section 12 will vest and be paid upon the January 31 which first follows the June 30th with respect to which such RSUs are granted (e.g., January 31, 2014 for RSUs granted with respect to services provided for the twelve months ended June 30, 2013).

(b)           Election to Receive Cash Compensation in Stock.  Notwithstanding anything herein to the contrary, each Outside Director may elect to receive any or all of his or her cash compensation earned under subsection 12(a)(i) in the form of shares of Stock under this subsection 12(b).  Each such election shall be irrevocable, and must be made in writing and filed with the Secretary of the Company by December 31 of the calendar year preceding the period in which such fees are earned.  An Outside Director may file a new election each calendar year applicable to cash compensation earned in the immediately succeeding calendar year, provided that a new election to receive benefits in the form of shares of Stock shall not be effective until the period covered by the Outside Director’s current election has ended.  If no new election is received by December 31 of any calendar year, the election, if any, then in effect shall continue in effect until a new election is made and has become effective.  If an Outside Director does not elect to receive his or her fees in the form of  shares of Stock, the cash compensation due such Director shall be paid as provided in subsection 12(a)(i).  Each share of Stock due to an Outside Director under this subsection 12(a)(i) pursuant to an election shall be granted on the date the Director would have otherwise been paid a quarterly installment of his cash compensation.  On each such Grant Date, an electing Outside Director shall receive a number of whole shares of Stock with a Fair Market Value closest to, but not in excess of, the amount of cash compensation the Director has elected to receive in the form of Stock.

Section 13.                      Substitute Awards and Combined Awards.  (a)  Substitute Awards.  If the Company or a Subsidiary at any time should succeed to the business of another corporation or other entity through merger or consolidation, or through the acquisition of stock (or other ownership interests) or assets of such other corporation or other entity, Awards may be granted under the Plan in substitution of awards previously granted by such other corporation or other entity with respect to shares of its stock (or other ownership interests) which awards are outstanding at the date of the succession (“Surrendered Awards”).  The Committee shall have discretion to determine the extent to which such Substitute Awards shall be granted, the persons to receive such Substitute Awards, the number of shares of Stock or their economic equivalent to be subject to such Substitute Awards, and the terms, conditions and restrictions of such Substitute Awards which shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms, conditions and restrictions of the Surrendered Awards.  The Exercise Price of any Substitute Award that is an Option or a SAR may be determined without regard to subsections 7(b) and 8(b); provided however, that the Exercise Price of each such Substitute Award shall be an amount such that, in the sole and absolute judgment of the Committee (and if the Substitute Award is to be an ISO, in compliance with Section 424(a) of the Code), the economic benefit provided by such Substitute Award is not greater than the economic benefit represented by the Surrendered Award as of the date of the succession.

(b)           Combined Awards.  The Company may provide for payment to an Employee, Director, or Consultant of an amount earned under an Other Incentive Plan in the form of Stock or other Award under this Plan.  In such case, the conditions and restrictions on the Award may be set under such Other Incentive Plan, which Award will be treated as a combined award under the Plan and the Other Incentive Plan, and the shares of Stock and Stock equivalents provided under Section 3 of this Plan shall be available to satisfy any payment of shares of Stock or Stock equivalents required or permitted under the Other Incentive Plan award.

Section 14.                      Non-Transferability of Awards.  All Awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable, or otherwise transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a Domestic Relations Order.  During the lifetime of a Participant, Options and SARs granted to him or her under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee and specified in the Award Agreement.  Notwithstanding the forgoing and excluding ISOs, the Committee may provide in an Award Agreement that a Participant may transfer, without consideration for the transfer, such Award to the Participant’s immediate family members, to trusts for the benefit of the Participant and such immediate family members, to partnerships in which the Participant and such immediate family members are the only partners, or to charitable organizations, provided that transferee agrees in writing to be bound by all of the terms and conditions of the Plan and the applicable Award Agreement.

Section 15.                      Payment for Shares of Stock.  (a)  General Rule.  The entire consideration for shares of Stock issued under the Plan shall be payable in lawful money of the United States of America at the time when such shares of Stock are purchased, except as follows:

(i)           Options.  Payment of the Exercise Price of an Option shall be made pursuant to the express provisions of the applicable Award Agreement.  However, the Committee (in its sole discretion) may specify in the Award Agreement that payment may (either with or without Committee approval) be made pursuant to subsections 15(b), (c) or (d), or any combination thereof.

(ii)          Restricted Stock and RSU Awards.  Payment (if any) for Restricted Stock and RSUs shall be made pursuant to the express provisions of the applicable Award Agreement, as determined by the Committee in its sole discretion.

(b)           Surrender of Stock.  To the extent that this subsection 15(b) is applicable, payment may be made all or in part with shares of Stock which are owned by the Optionee or his or her representative and which are surrendered to the Company in good form for transfer.  Such shares of Stock shall be valued at their Fair Market Value on the date when the new shares of Stock are purchased under the Plan.

(c)           Exercise/Sale (“Cashless Exercise”).  To the extent that this subsection 15(c) is applicable, payment may be made by the delivery of an irrevocable direction to a securities broker, acceptable to the Company, to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price of the Option.

(d)           Net Share Exercise.  To the extent that this subsection 15(d) is applicable, payment may be made by holding back from the shares of Stock to be issued upon exercise of an Option that number of shares of Stock having a Fair Market Value equal to the minimum amount required to satisfy the Exercise Price (the Fair Market Value of the shares of Stock to be held back shall be determined on the date that the Option is exercised by the Optionee).

Section 16.                      Adjustment of Stock.  (a) General.  In the event of a subdivision of the outstanding Stock; a declaration of a dividend payable in shares of Stock; a declaration of a dividend payable in a form other than shares of Stock in an amount that has a material effect on the value of shares of Stock; a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of shares of Stock; a recapitalization; a spinoff; a merger, consolidation, or other reorganization involving the Company that would not constitute a Change in Control; or any similar occurrence, then the Committee shall make appropriate adjustments (which adjustments shall be final, binding and conclusive on all parties) in one or more of:

(i)           The maximum number of shares of Stock and Stock equivalents available under subsection 3(a) for future grants of Awards and of specified types of Awards;

(ii)          The limitations set forth in subsection 3(b);

(iii)         The number and kind of shares of Stock or Stock equivalents (or other securities) covered by each outstanding Award; and

(iv)         The Exercise Price under each outstanding Option and SAR, but without changing the aggregate Exercise Price (i.e., the Exercise Price multiplied by the number of shares of Stock subject to the Option or SAR) as to which such Option or SAR remain exercisable.

(b)           Reservation of Rights.  Except as provided in this Section 16, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.  Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of shares of Stock subject to an Option or SAR and the number of or consideration for shares of Stock, subject to a Restricted Stock Award or RSU.  The grant of an Option, SAR, Restricted Stock Award, or RSU pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

Section 17.                      Change in Control; Reorganization.  (a)  Vesting on Change in Control.  In the event of a Change in Control:

(i)           All outstanding Options and SARs shall be fully vested and exercisable immediately prior to the Change in Control; and

(ii)          All outstanding Awards shall be earned and vested in full, all restrictions on outstanding Restricted Stock and RSUs shall immediately lapse, and all other conditions on outstanding Awards met, upon the occurrence of the Change in Control.

(b)           Merger, Consolidation or Other Reorganization.  Notwithstanding Section 17(a), in the event that the Company is a party to a merger, consolidation, or other reorganization that would constitute a Change in Control, the agreement under which such merger, consolidation, or other reorganization is effected (“Merger Agreement”) may provide for any one or more of the following (subject to the provisions of subsection 17(a)), which shall apply on a consistent basis to all similarly situated outstanding Awards (but may be applied differently for different types of awards or awards having differing characteristics), in all cases without the consent of any Participant:

(i)           The assumption of (or substitution of equivalent awards for) outstanding Options, SARs, Restricted Stock and RSUs by the surviving corporation or its parent (or for their continuation by the Company if the Company is a surviving corporation), in which case each Award shall be adjusted consistent with the consideration received for shares of Stock under the Merger Agreement in accordance with the principles set forth in subsection 16(a);

(ii)          The cancellation of outstanding Options, SARs, Restricted Stock, and RSUs upon payment of a cash amount for each share of Stock or Stock equivalent under the Award (whether or not vested prior to the effective time of such merger, consolidation or other reorganization) equal to the positive difference (or if there is no positive difference, cancellation without payment) between (A) the cash amount or Fair Market Value of other consideration to be paid for each share of Stock under the Merger Agreement and (B) the amount, if any, remaining to be paid for each share of Stock or Stock equivalent under the Award Agreement or the Exercise Price of any Option or SAR;

(iii)         The cancellation, without consideration, of outstanding Options not exercised prior to the effective time of such merger, consolidation or other reorganization; provided that Participants are given reasonable notice in advance of the effective time of such merger, consolidation or other reorganization that such Options are fully vested, may be exercised prior to such merger, consolidation or other reorganization, and will expire if not so exercised; and/or

(iv)         The cancellation of outstanding Restricted Stock, and RSUs upon payment or delivery of the per share of Stock merger consideration under the Merger Agreement for each share of Stock or Stock equivalent under the Award (whether or not vested prior to the effective time of such merger, consolidation or other reorganization).

Section 18.                      Withholding Taxes.  (a)  Payment by Participant; Deduction by Company.  As a condition to the exercise of any Option, and no later than the date as of which the value of any other Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal, state, or local income tax purposes, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income.  The Company and its Subsidiaries shall have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the Participant, including any payment or release of cash or shares of Stock under the applicable Award or any other Award.

(b)           Payment in Stock.  With the permission of the Committee, or as specified in the Award Agreement, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 19.                      Securities Laws.  Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares of Stock complies with (or is exempt from) all requirements of Applicable Laws, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company’s securities may then be listed.

Section 20.                      No Employment Rights.  Neither the Plan nor any Award shall give any person any right to be or remain an Employee, Director or Consultant of the Company or of any Subsidiary.  The Company and its Subsidiaries reserve the right to terminate the service of any Employee, Director or Consultant at any time, with or without Cause, subject to applicable laws and written agreements (if any).

Section 21.                      Duration, Amendments, and Termination.  (a)  Term of the Plan.  The Plan shall terminate automatically on September 20, 2023, which is ten (10) years after the Plan was adopted by the Board.  No Award of any type may be granted under the Plan after such date.  The Plan may be terminated on any earlier date pursuant to subsection 21(b).

(b)           Right to Amend or Terminate the Plan.  The Board may amend, suspend, or terminate the Plan at any time and for any reason.  An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent provided herein or required by Applicable Laws.

(c)           Effect of Plan Amendment or Termination.  No amendment, suspension, or termination of the Plan (including at the end of the term specified in subsection 21(a)) shall impair the rights of any Participant with respect to any Award then outstanding, which shall continue in effect in accordance with the terms of the Award Agreement (as it may be amended from time to time) and of this Plan on the Grant Date until its expiration or earlier termination as specified in the Award Agreement.  The termination of the Plan shall not affect the Committee’s rights or obligations with respect to the continued exercise of its powers under the Plan regarding Awards that are outstanding at the time of termination.

Section 22.                      Miscellaneous.  (a)  Compliance with Section 409A of the Code.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board.  Notwithstanding any provision of the Plan to the contrary, in the event that the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

In addition, and except as otherwise set forth in the applicable Award Agreement, if the Company determines that any Award granted under this Plan constitutes, or may reasonably constitute, “deferred compensation” under Section 409A and the Participant is a “specified employee” of the Company at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the time at which cash payments shall be paid, or shares of Stock issued, to such Participant shall be automatically delayed as follows:  on the earlier to occur of (A) the date that is six months and one day after the Participant’s Termination of Service or (B) the date of the Participant’s death (such earlier date, the “Delayed Initial Payment Date”), the Company shall (I) pay to the Participant a lump sum amount equal to the sum of the cash payments, and issue to the Participant that number of shares of Stock, that the Participant would otherwise have received through the Delayed Initial Payment Date if such issuance or payment had not been delayed pursuant to this paragraph, in each case, without liability to the Participant for interest during such period of delay, and (II) commence paying or issuing the balance of the amounts due under the Award in accordance with the applicable schedules set forth in the Award Agreement.

    Notwithstanding anything to the contrary contained herein, neither the Company nor any of its affiliates shall be responsible for, or required to reimburse or otherwise make any Participant whole for, any tax or penalty imposed on, or losses incurred by, any Participant that arises in connection with the potential or actual application of Section 409A to any Award granted hereunder.

(b)           Investment Representations.  As a condition to the receipt of an Award or to the purchase or other receipt of shares of Stock pursuant to an Award, the Company may require the person receiving such Award or shares to represent and warrant that the Award or the shares of Stock being purchased or otherwise received are only for investment and without any present intention to sell or distribute such Award or shares of Stock if, in the opinion of counsel for the Company, such a representation is required.

(c)           Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board, and no Awards shall be granted under the Plan until such stockholder approval is obtained.  Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

(d)           Nonexclusivity of the Plan.  Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)           Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f)           Accounting Terms.  Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company prepared in the ordinary course of business.

(g)           Stock Certificates.  Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the ownership of shares of Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by Applicable Laws.

(h)           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

(i)            Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j)           Governing Law.  The Plan, the Award Agreements, and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of California, without regard to such state’s or any other jurisdiction’s conflicts of law principles.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held November 14, 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are available at: http://www.cstproxy.com/cadiz/2013

FOLD AND DETACH HERE AND READ THE REVERSE SIDE
---------------------------------------------------------------------------------------------------------------------

PROXY
CADIZ INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
 BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Scott S. Slater and Timothy J. Shaheen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2013 Annual Meeting of Stockholders of Cadiz Inc. to be held on the 14th day of November 2013 at 11 a.m., local time, at the law offices of Theodora Oringher PC located at 10880 Wilshire Boulevard, Suite 1700, Los Angeles, California 90024 (pursuant to the Notice of Annual Meeting dated October 7,  2013, and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Cadiz Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

(Continued on reverse side)

CADIZ INC.
Voting by telephone or Internet is quick, easy and immediate.  As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on November 13, 2013.

Vote Your Proxy on the Internet:
www.cstproxyvote.com.
Have your proxy card available when you access the website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by Mail:
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD
AUTHORITY
(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)			

01.	Keith Brackpool
02.	Stephen E. Courter
03.	Geoffrey Grant
04.	Winston Hickox
05.	Murray H. Hutchison
06. 07.	Raymond J. Pacini Bryant R. Riley
08.	Timothy J. Shaheen
09.	Scott S. Slater

2.	Ratification of PricewaterhouseCoopers LLP as independent auditor.	FOR 	AGAINST 	ABSTAIN 
3.	Approval of the 2013 Equity Incentive Plan.	FOR 	AGAINST 	ABSTAIN 
4.
Approval of the issuance of shares of the Company’s common stock upon conversion of outstanding Convertible Notes in excess of the 19.99% of the total number of shares of the Company’s common stock outstanding as of the date the Convertible Notes were issued.

		FOR 	AGAINST 	ABSTAIN 
5.	Advisory vote on executive compensation as disclosed in the proxy materials.	FOR 	AGAINST 	ABSTAIN 

6.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come befor the meeting.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature(s)	Signatures(s)	Date
Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.